Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Exhibit 10.20

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MIAMI INTERNATIONAL HOLDINGS, INC.,

M 401 CORPORATION,

M 402 HOLDINGS, LLC,

MINNEAPOLIS GRAIN EXCHANGE, INC.,

MGEX HOLDINGS, INC., AND

MGEX BOCA, INC.,

Dated as of July 31, 2020

TABLE OF CONTENTS

ARTICLE I	The Mergers	3
1.1	The Merger and the Subsequent Merger	3
1.2	Closing	3
1.3	Effective Time	3
1.4	Surviving Corporation Charter Documents	4
1.5	Surviving Company Charter Documents	4
1.6	Trading Permits	4
1.7	Directors of the Surviving Company	4
1.8	Officers of the Surviving Company	4
1.9	Directors of MGEX	4
1.10	Officers of MGEX	4

ARTICLE II	Effect of the Mergers	5
2.1	Effect on Capital Stock	5
2.2	Effect on Merger Sub and Merger Sub 2	5
2.3	Payment of Merger Consideration	5
2.4	Building Remediation Report	10
2.5	Title, Survey	10
2.6	Calculation of Net Working Capital	11
2.7	Closing Consideration Schedule	11
2.8	Tax Consequences	11
2.9	Tax Withholding	12

ARTICLE III	Representations and Warranties of MGEX, MGEX Holdings and MGEX Merger Sub	12
3.1	Organization, Good Standing and Qualification	12
3.2	Capitalization	13
3.3	MGEX Trading Permits	14
3.4	Corporate Authority	14
3.5	No Conflicts	15
3.6	Governmental Approvals and Consents	16
3.7	Financial Statements; Indebtedness	16
3.8	Absence of Certain Changes	17
3.9	Compliance	17
3.10	Litigation	18
3.11	Employee Benefits	18
3.12	Taxes	21
3.13	Labor Matters	22
3.14	Insurance	24
3.15	Intellectual Property	24
3.16	MGEX Clearing Members	26
3.17	Material Contracts	26
3.18	Real and Personal Property	28
3.19	Business Continuity	31
3.20	Environmental Matters	31

i

3.21	Foreign Corrupt Practices and International Trade Sanctions	32
3.22	Brokers and Finders	33
3.23	Related Party Transactions	33
3.24	Data Privacy	33
3.25	Disclosure Information	33

ARTICLE IV	Representations and Warranties of Acquiror and Merger Sub	34
4.1	Organization, Good Standing and Qualification	34
4.2	Corporate Authority	34
4.3	No Conflicts	35
4.4	Financial Statements; Indebtedness	35
4.5	Absence of Certain Changes	36
4.6	Acquiror Common Stock	36
4.7	Capitalization	37
4.8	Governmental Approvals and Consents	37
4.9	Compliance	37
4.10	Litigation	38
4.11	Availability of Funds; Financial Resources	38
4.12	Brokers and Finders	38
4.13	Related Party Transactions	38
4.14	Taxes	39
4.15	Disclosure Information	40

ARTICLE V	Covenants	40
5.1	Interim Operations of MGEX, MGEX Holdings and MGEX Merger Sub	40
5.2	Acquisition Proposals	43
5.3	Preparation of Proxy Statement	45
5.4	Stockholder Approval	46
5.5	Member Approval	46
5.6	Reasonable Best Efforts: Regulatory Filings and Other Actions	47
5.7	Access and Confidentiality	49
5.8	Publicity	49
5.9	Employee Matters	50
5.10	Section 280G	51
5.11	401(k) Plan	51
5.12	Expenses	52
5.13	Indemnification	52
5.14	Other Actions by Acquiror and MGEX	53
5.15	Operation of the Exchange	53
5.16	Tax Matters	54
5.17	Member Litigation	54
5.18	Demutualization	55
5.19	Accredited Investor Certification	55
5.20	MGEX Board	55
5.21	Merger Sub Stockholder Approval and Merger Sub 2 Member Approval	55
5.22	Acquiror 2019 Audited Financial Statements	55
5.23	Compliance with Appraisal Rights Provisions	55

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ARTICLE VI	Conditions	56
6.1	Conditions to Each Party’s Obligation to Effect the Merger	56
6.2	Conditions to Obligations of MGEX Holdings	57
6.3	Conditions to Obligation of Acquiror	57

ARTICLE VII	Termination	59
7.1	Termination by Mutual Consent	59
7.2	Termination by Either MGEX, MGEX Holdings or Acquiror	59
7.3	Termination by Acquiror	60
7.4	Termination by MGEX or MGEX Holdings	60
7.5	Effect of Termination and Abandonment; Termination Fee; Expenses	61

ARTICLE VIII	Definitions	63
8.1	Definitions	63
8.2	Table of Definitions	71

ARTICLE IX	Miscellaneous and General	72
9.1	Survival	72
9.2	Modification or Amendment	72
9.3	Waiver	73
9.4	Counterparts	73
9.5	Governing Law and Venue; Waiver of Jury Trial	73
9.6	Notices	74
9.7	Entire Agreement	75
9.8	No Third-Party Beneficiaries	75
9.9	Transfer Taxes	75
9.10	Severability	75
9.11	Interpretation: Construction	76
9.12	Assignment	76
9.13	Enforcement	76

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 31, 2020, is by and among MIAMI INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Acquiror”), M 401 CORPORATION, a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), M 402 HOLDINGS, LLC, a Delaware limited liability company and wholly owned subsidiary of Acquiror (“Merger Sub 2”), MINNEAPOLIS GRAIN EXCHANGE, INC., a Delaware non-stock corporation (“MGEX”), MGEX HOLDINGS, INC., a Delaware corporation and wholly owned subsidiary of MGEX (“MGEX Holdings”), and MGEX BOCA, INC., a Delaware corporation and wholly owned subsidiary of MGEX Holdings (“MGEX Merger Sub”). Capitalized terms used and not otherwise defined herein have the meaning set forth in ARTICLE VIII.

RECITALS

WHEREAS, MGEX maintains a commodities exchange (the “Exchange”) upon which futures contracts are traded on hard red spring wheat (the “HRSW Contract”), among other Contracts;

WHEREAS, the parties hereto desire to effect the acquisition of MGEX Holdings and MGEX by Acquiror through:

(a) the consummation of a demutualization transaction (the “Demutualization”) prior to the Closing Date pursuant to which, among other things:

(i) MGEX Merger Sub will merge with and into MGEX, with MGEX surviving as a Delaware stock corporation and wholly owned subsidiary of MGEX Holdings and the separate existence of MGEX Merger Sub will thereupon cease (the “Demutualization Merger”);

(ii) the outstanding common stock of MGEX Merger Sub will be cancelled;

(iii) each outstanding MGEX membership (each such membership, a “MGEX Membership” and, collectively, the “MGEX Memberships”) of a record owner of MGEX Memberships (each, a “Member”, and collectively, the “Members”) who has not exercised appraisal rights in connection with the Demutualization Merger will be exchanged for one share of common stock, par value $0.001 per share, of MGEX Holdings (the “MGEX Holdings Common Stock” and each such holder thereof, a “Stockholder”) and trading privileges at MGEX in the form of a trading permit (“Trading Permit” and, collectively, the “Trading Permits”) as a result of the Demutualization Merger;

(iv) MGEX thereafter converts into a Delaware limited liability company to be named Minneapolis Grain Exchange, LLC (the “LLC Conversion”); followed by

(b) (i) the merger of Merger Sub with and into MGEX Holdings (the “Merger”) with MGEX Holdings continuing as the surviving corporation and wholly owned subsidiary of Acquiror (the “Surviving Corporation”), subject to the terms and conditions set forth herein and in accordance with the Delaware General Corporation Law (the “DGCL”), and (ii) the subsequent merger of the Surviving Corporation with and into Merger Sub 2 (the “Subsequent Merger” and together with the Merger, the “Mergers”) with Merger Sub 2 surviving the merger as a limited liability company and wholly owned subsidiary of Acquiror (the “Surviving Company”), subject to the terms and conditions set forth herein and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the Demutualization is intended to qualify as a tax-free share reorganization under applicable law including Internal Revenue Code Section 368(a)(1)(E) or 368(a)(1)(F) and related provisions;

WHEREAS, the Members have full rights and privileges to trade on the Exchange as of the date of this Agreement and will be eligible to maintain trading privileges in MGEX following the Demutualization and the Mergers on the terms and conditions set forth herein;

WHEREAS, Acquiror has agreed to continue the operations of the Exchange through MGEX following the consummation of the Demutualization and the Mergers, as set forth herein;

WHEREAS, (a) the board of directors of MGEX has approved and declared advisable this Agreement and the transactions contemplated hereby, including (i) the Demutualization, and (ii) the Mergers and (b) the board of directors of MGEX has resolved to recommend that the Members approve the Demutualization, including the Demutualization Merger (but excluding the LLC Conversion, which will be approved by the sole stockholder of MGEX at the time of conversion);

WHEREAS, (a) the sole director of MGEX Holdings has approved and declared advisable this Agreement and the transactions contemplated hereby, including (i) the Demutualization, and (ii) the Merger and (b) the sole director of MGEX Holdings has resolved to recommend that MGEX, as the sole stockholder of MGEX Holdings, adopt this Agreement and the transactions contemplated hereby, including the Demutualization and the Merger;

WHEREAS, (a) the sole director of MGEX Merger Sub has approved and declared advisable the Demutualization, including the Demutualization Merger and the transactions contemplated hereby, and (b) the sole director of MGEX Merger Sub has resolved to recommend that MGEX Holdings, as the sole stockholder of MGEX Merger Sub, approve the Demutualization, including the Demutualization Merger;

WHEREAS, (a) the board of directors of the Acquiror, the sole director of the Merger Sub and the sole director of Merger Sub 2 have each approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (in the case of the board of the Acquiror and the sole director of Merger Sub 2) the Subsequent Merger, and (b) the sole director of Merger Sub and the sole director of Merger Sub 2 have each resolved to recommend that Acquiror, as sole stockholder of Merger Sub and the sole member of Merger Sub 2, adopt this Agreement and the transactions contemplated hereby, including the Mergers; and

WHEREAS, each of the parties hereto intend, by executing this Agreement, that the Mergers will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement be, and is, adopted as a plan of reorganization within the meaning of Section 1.368-2(g) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
The Mergers

1.1            The Merger and the Subsequent Merger.

(a)            Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into MGEX Holdings, and the separate corporate existence of Merger Sub shall thereupon cease. MGEX Holdings shall be the surviving entity in the Merger and shall continue its existence under the laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises as a wholly owned Subsidiary of Acquiror. The Merger shall have the effects specified in the DGCL.

(b)            Immediately after the Effective Time, the Surviving Corporation shall merge with and into Merger Sub 2, and the separate existence of the Surviving Corporation shall cease. Merger Sub 2 shall be the surviving entity in the Subsequent Merger and shall continue its existence under the laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises as a wholly owned Subsidiary of Acquiror. The Mergers shall have the effects specified in the DGCL and the DLLCA.

1.2            Closing. Unless otherwise mutually agreed in writing between Acquiror and MGEX Holdings, the closing of the Mergers (the “Closing”) shall take place at the offices of DLA Piper LLP, IDS Center, 80 South Eighth Street, Suite 2800, Minneapolis, Minnesota 55402-2013, at 10:00 a.m. central time, via the electronic exchange of documents and signatures, on the third Business Day following the date on which the last to be fulfilled or waived of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, unless another time, date or place is agreed to in writing (the “Closing Date”).

1.3            Effective Time.

(a)            As soon as practicable on the Closing Date, the parties shall cause a certificate of merger relating to the Merger substantially in the form attached as Exhibit A-1 (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL, as appropriate. Immediately following the Effective Time, the Acquiror shall cause a certificate of merger relating to the Subsequent Merger substantially in the form attached as Exhibit A-2 (the “Subsequent Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and DLLCA, and make all other filings or recordings required under the DGCL and DLLCA, as appropriate.

(b)            The Merger shall become effective at the time specified in the Certificate of Merger (such time that the Merger shall become effective being the “Effective Time”). The Subsequent Merger shall become effective at the time specified in the Subsequent Certificate of Merger (such time that the Subsequent Merger shall become effective being the “Subsequent Effective Time”).

1.4            Surviving Corporation Charter Documents.

(a)           The certificate of incorporation of MGEX Holdings, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter duly amended as provided therein or by applicable Law.

(b)            The bylaws of MGEX Holdings (the “Bylaws”) in effect after the Demutualization and immediately prior to the Effective Time, which shall be substantially in the form attached hereto as Exhibit B-1, shall be the bylaws of the Surviving Corporation, until thereafter duly amended as provided therein or by applicable Law.

1.5            Surviving Company Charter Documents.

(a)            The certificate of formation of Merger Sub 2, as in effect immediately prior to the Subsequent Effective Time, shall be the certificate of formation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(b)            The bylaws of Merger Sub 2, as in effect immediately prior to the Subsequent Effective Time, which shall be substantially in the form attached hereto as Exhibit B-2, shall be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

1.6            Trading Permits. Those Members, and following the Demutualization, Stockholders, holding trading privileges upon the Exchange at the Effective Time shall maintain trading privileges upon the Post-Closing Exchange pursuant to the Post-Closing Rules, as provided in Section 5.15 of this Agreement.

1.7            Directors of the Surviving Company.

(a)            From and after the Subsequent Effective Time, the directors of MGEX Holdings after the Demutualization and immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the certificate of formation and bylaws of the Surviving Company and applicable Laws until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

1.8            Officers of the Surviving Company. The officers of MGEX Holdings after the Demutualization and immediately prior to the Effective Time shall be the initial officers of the Surviving Company.

1.9            Directors of MGEX. The directors of MGEX after the Demutualization and immediately prior to the Effective Time shall remain the directors of MGEX immediately after the Mergers, each to hold office in accordance with this Agreement, the Organizational Documents of MGEX and applicable Laws until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the provisions of the Organizational Documents of MGEX and applicable Laws.

1.10            Officers of MGEX. The officers of MGEX after the Demutualization and immediately prior to the Effective Time shall remain the officers of MGEX immediately after the Mergers.

ARTICLE II
Effect of the Mergers

2.1            Effect on Capital Stock. Subject to the terms and conditions set forth in this Agreement, as a result of the Mergers and after giving effect to the Demutualization and without any action on the part of the holder of any MGEX Holdings Common Stock:

(a)            At the Effective Time, each share of MGEX Holdings Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Mergers and without any action on the part of any holder thereof, be converted into the right to receive the Per Share Merger Consideration, without interest, payable and/or deliverable in the manner provided in Section 2.3 to the holder thereof, upon satisfaction of the requirements described in Section 2.3 with respect to such share of MGEX Holdings Common Stock, and such share of MGEX Holdings Common Stock shall otherwise cease to be outstanding, shall automatically be cancelled and retired and shall cease to exist.

(b)            From and after the Effective Time, no shares of MGEX Holdings Common Stock shall remain outstanding, in treasury or authorized but unissued, and all shares of MGEX Holdings Common Stock shall be cancelled and retired and shall cease to exist.

2.2            Effect on Merger Sub and Merger Sub 2.

(a)            At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)            At the Subsequent Effective Time, the sole share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Subsequent Effective Time shall be cancelled and converted into one fully paid and nonassessable limited liability company interest of the Surviving Company and shall constitute the only outstanding limited liability company interest of the Surviving Company.

2.3            Payment of Merger Consideration.

(a)            Exchange Agent. Not less than twenty (20) Business Days prior to the anticipated Election Deadline, Acquiror shall engage a bank or trust company reasonably satisfactory to MGEX to act as paying and exchange agent in connection with the Merger (the “Exchange Agent”). At or prior to the Effective Time, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of MGEX Holdings Common Stock issued and outstanding immediately prior to the Effective Time, certificates of Acquiror Common Stock representing the Total Acquiror Stock Consideration and cash sufficient to satisfy the Total Merger Consideration payable pursuant Section 2.1(a) (such shares of Acquiror Common Stock, together with such cash, the “Exchange Fund”). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b)            Election Procedures.

(i)            Each Member (or following the Demutualization, Stockholder) certifying that such Person is an “accredited investor” as defined in Rule 501 of the Securities Act in accordance with the provisions of this Section 2.3(b) and the terms of the Letter of Instruction (the “Certification”) shall receive either (i) upon their election of all stock as set forth in the Letter of Instruction (a “Stock Election”) or no election at all, the Per Share Stock Consideration in respect of each share of MGEX Holdings Common Stock held by such Person, or (ii) upon their election of stock and cash as set forth in the Letter of Instruction (a “Cash/Stock Election”), the Per Share Mixed Consideration in respect of each share of MGEX Holdings Common Stock held by such Person. Each Non-Accredited Investor shall receive the Per Share Cash Consideration in respect of each share of MGEX Holdings Common Stock held by such Person. No interest will be paid or accrued on any amount payable upon the transfer and cancellation of any shares of MGEX Holdings Common Stock.

(ii)            The Exchange Agent will deliver or mail to each Member (or following the Demutualization, each Stockholder) a letter of instruction, to be mutually agreed to by the parties (a “Letter of Instruction”), which shall specify (A) instructions for receipt of the applicable Per Share Merger Consideration in respect of the shares of MGEX Holdings Common Stock owned by such Member (or following the Demutualization, Stockholder), and (B) in the case of Accredited Investors, instructions to permit eligible Persons to make the Certification and exercise their right to make either a Stock Election or a Cash/Stock Election; provided that MGEX may amend the Letter of Instruction in response to requirements imposed by, or comments received from, the Exchange Agent with the prior written consent of Acquiror, such consent not to be unreasonably withheld or delayed.

(iii)            The Exchange Agent shall initially make available and mail the Letter of Instruction, not less than twenty (20) Business Days prior to the anticipated Election Deadline, to each Member (or following the Demutualization, each Stockholder) as of the Business Day prior to such mailing date, and following such mailing date, shall use all reasonable efforts to make available as promptly as possible the Letter of Instruction to any Member (or following the Demutualization, any Stockholder) who requests such Letter of Instruction prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period.”

(iv)            Any Certification and Stock Election or Cash/Stock Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Letter of Instruction properly completed and signed. As used herein, unless otherwise agreed upon in advance by the parties hereto, “Election Deadline” means 5:00 p.m., New York time, on the date that the parties shall agree is as near as practicable to ten (10) Business Days preceding the Closing Date. As soon as practically possible but no later than two (2) Business Days following the Election Deadline, Exchange Agent shall deliver to MGEX copies of the Letters of Instruction and Certifications received by Exchange Agent from each Member in connection with the preparation of the Closing Consideration Schedule set forth in Section 2.7.

(v)            If an eligible Member (or following the Demutualization, Stockholder) fails to make a proper Certification (none of MGEX, MGEX Holdings, Acquiror, Merger Sub or the Exchange Agent being under any duty to notify any such Person of any such defect) but otherwise completes a valid Letter of Instruction, such Person, subject to this Section 2.3(b), shall be treated as a Non-Accredited Investor hereunder and shall only be entitled to receive the Per Share Cash Consideration for each share of MGEX Holdings Common Stock held by such Person, unless a proper Certification is thereafter timely made prior to the Election Deadline. For the avoidance of doubt, any Member (or following the Demutualization, any Stockholder) who submits a properly completed Letter of Instruction after the Election Deadline, shall be treated as a Non-Accredited Investor hereunder and shall only be entitled to receive the Per Share Cash Consideration for each share of MGEX Holdings Common Stock held by such Person.

(vi)            Any Accredited Investor may, at any time during the Election Period, change such Accredited Investor’s Stock Election to a Cash/Stock Election or vice versa by written notice to the Exchange Agent prior to the Election Deadline accompanied, if applicable, by a properly completed and signed revised Letter of Instruction. If any Stock Election or Cash/Stock Election is not properly made by any Accredited Investor (none of MGEX, MGEX Holdings, MGEX Merger Sub, Acquiror, Merger Sub or the Exchange Agent being under any duty to notify any Accredited Investor of any such defect), such election shall be deemed to be not in effect, and the Accredited Investor shall only be entitled to receive the Per Share Stock Consideration in respect of such share of MGEX Holdings Common Stock, unless a proper Cash/Stock Election is thereafter timely made.

(vii)            All Stock Elections, Cash/Stock Elections and completed Letters of Instruction submitted by Members (or following the Demutualization, Stockholders) shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties hereto that this Agreement has been terminated in accordance with the terms hereof.

(viii)            Upon the receipt of a properly completed and duly executed Letter of Instruction, if applicable, prior to the Election Deadline, Acquiror shall cause the Exchange Agent to, promptly, but in any event no more than five (5)  Business Days following the Effective Time, pay the holder of such shares of MGEX Holdings Common Stock the applicable Per Share Merger Consideration in consideration therefor, and such shares of MGEX Holdings Common Stock shall be cancelled at and as of the Effective Time.

(ix)            Any Per Share Merger Consideration in respect of shares of MGEX Holdings Common Stock not paid at Closing due to a failure by a Member (or following the Demutualization, Stockholder) to deliver a properly completed and duly executed Letter of Instruction prior to the Election Deadline shall be held by the Exchange Agent in the Exchange Fund. Upon the receipt of a properly completed and duly executed Letter of Instruction any time after the Election Deadline, the Exchange Agent shall, as soon as reasonably practicable thereafter, which shall not exceed five (5) Business Days from receipt by the Exchange Agent of such properly completed and duly executed Letter of Instruction, if applicable, pay the holders of such shares of MGEX Holdings Common Stock the applicable Per Share Merger Consideration in consideration therefor, and such shares of MGEX Holdings Common Stock shall be cancelled at and as of the Effective Time. From and after the Effective Time, any share of MGEX Holdings Common Stock for which Exchange Agent has not received a properly completed and duly executed Letter of Instruction from the owner of such share of MGEX Holdings Common Stock shall represent solely the right to receive the Per Share Merger Consideration relating thereto.

(x)            Subject to the terms of this Agreement and the Letter of Instruction, Acquiror, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of the Letter of Instruction and compliance by any Member (or following the Demutualization, Stockholder) with the Certification and election procedures set forth herein.

(c)           Membership Transfer Records. From and after the Effective Time, there shall be no transfers on the books and records of MGEX Holdings of any shares of MGEX Holdings Common Stock that were outstanding immediately prior to the Effective Time.

(d)            Transfers. If payment of the Per Share Merger Consideration in respect of a share of MGEX Holdings Common Stock is to be made to a Person other than the Person in whose name the surrendered share of MGEX Holdings Common Stock is registered, it shall be a condition precedent of payment that (i) such Member shall have properly notified Acquiror and MGEX Holdings of the change and submitted any documentation required by Acquiror and MGEX Holdings and Acquiror and MGEX Holdings shall confirm the change in writing to the Exchange Agent, in each case prior to the Election Deadline, (ii) the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Per Share Merger Consideration in respect of such share of MGEX Holdings Common Stock to a Person other than the registered holder of such share of MGEX Holdings Common Stock or establish to the reasonable satisfaction of Acquiror that such Tax has been paid or is not applicable and (iii) if the Person is to receive any Acquiror Common Stock, such Person qualifies as an Accredited Investor hereunder.

(e)            Acquiror Common Stock. The shares of Acquiror Common Stock issued to Accredited Investors in the Merger shall bear the following restrictive legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND ARE SUBJECT TO THE TERMS AND PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (THE “CERTIFICATE OF INCORPORATION”) OF THE CORPORATION AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED TO THE HOLDER ON REQUEST TO THE SECRETARY OF THE CORPORATION.

ARTICLE NINTH OF THE CERTIFICATE OF INCORPORATION (“ARTICLE NINTH”) PROVIDES THAT, SUBJECT TO CERTAIN EXCEPTIONS, FOR SO LONG AS THE CORPORATION SHALL CONTROL A CONTROLLED NATIONAL SECURITIES EXCHANGE, (A) NO PERSON, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS, MAY OWN, DIRECTLY OR INDIRECTLY, OF RECORD OR BENEFICIALLY, SHARES OF STOCK OF THE CORPORATION CONSTITUTING MORE THAN 40% OF ANY CLASS OF CAPITAL STOCK OF THE CORPORATION; (B) NO EXCHANGE MEMBER, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS, MAY OWN, DIRECTLY OR INDIRECTLY, OF RECORD OR BENEFICIALLY, SHARES OF STOCK OF THE CORPORATION CONSTITUTING MORE THAN 20% OF ANY CLASS OF CAPITAL STOCK OF THE CORPORATION; AND (C) NO PERSON, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS, AT ANY TIME MAY, DIRECTLY, INDIRECTLY OR PURSUANT TO ANY VOTING TRUST, AGREEMENT, PLAN OR OTHER ARRANGEMENT, VOTE OR CAUSE THE VOTING OF SHARES OF THE CAPITAL STOCK OF THE CORPORATION OR GIVE ANY CONSENT OR PROXY WITH RESPECT TO SHARES REPRESENTING MORE THAN 20% OF THE VOTING POWER OF THE THEN ISSUED AND OUTSTANDING CAPITAL STOCK OF THE CORPORATION, NOR MAY ANY PERSON, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS, ENTER INTO ANY AGREEMENT, PLAN OR OTHER ARRANGEMENT WITH ANY OTHER PERSON, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS, UNDER CIRCUMSTANCES THAT WOULD RESULT IN THE SHARES OF CAPITAL STOCK OF THE CORPORATION THAT ARE SUBJECT TO SUCH AGREEMENT, PLAN OR OTHER ARRANGEMENT NOT BEING VOTED ON ANY MATTER OR MATTERS OR ANY PROXY RELATING THERETO BEING WITHHELD, WHERE THE EFFECT OF SUCH AGREEMENT, PLAN OR OTHER ARRANGEMENT WOULD BE TO ENABLE ANY PERSON, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS, TO VOTE, POSSESS THE RIGHT TO VOTE OR CAUSE THE VOTING OF SHARES OF THE CAPITAL STOCK OF THE CORPORATION WHICH WOULD REPRESENT MORE THAN 20% OF SAID VOTING POWER. CAPITALIZED TERMS HAVE THE MEANINGS SET FORTH IN ARTICLE NINTH. ARTICLE NINTH ALSO PROVIDES, AMONG OTHER THINGS, FOR RESTRICTIONS ON ANY SALE, TRANSFER, ASSIGNMENT OR PLEDGE, THAT WOULD VIOLATE THE PROVISIONS OF ARTICLE NINTH AND FURTHER PROVIDES FOR THE RIGHT OF THE CORPORATION TO REDEEM SUCH SHARES TRANSFERRED OR VOTED IN VIOLATION OF ARTICLE NINTH. ANY ISSUANCE, SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SHARES EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF ARTICLE NINTH SHALL BE NULL AND VOID.

(f)            Termination of Exchange Fund. If any cash or shares of Acquiror Common Stock deposited with the Exchange Agent remains unclaimed 12 months after the Effective Time, such cash and shares of Acquiror Common Stock shall be deposited with the Surviving Corporation, and any Member (or, after the Demutualization, Stockholder) who has not submitted a Letter of Instruction in respect thereof prior to that time shall thereafter look only to the Surviving Corporation for payment of the applicable portion of the Total Merger Consideration. Notwithstanding the foregoing, none of Acquiror, Merger Sub, MGEX, MGEX Holdings, the Surviving Corporation, the Exchange Agent or any of their respective directors, officers, employees or agents shall be liable to any holder of shares of MGEX Holdings Common Stock for an amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by Stockholders as of the date on which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

2.4            Building Remediation Report. In connection with this Agreement, Acquiror may order a Building Remediation Report. All costs and expenses of such Building Remediation Report shall be borne by the Acquiror. As promptly as practicable, but in any event within five (5) Business Days after Acquiror’s receipt of the Building Remediation Report, Acquiror shall deliver to MGEX a copy of the Building Remediation Report and no later than ten (10)  Business Days prior to the Closing, Acquiror shall deliver to MGEX a final calculation of the Building Remediation Amount, if any, as determined by Acquiror and its consultants. MGEX shall have no obligation to make any repairs or improvements or otherwise address any of the items identified in the Building Remediation Report or incur any financial obligation with respect to any of the items identified in the Building Remediation Report prior to Closing, other than those ordinary repairs or improvements made in the ordinary course of MGEX’s business.

2.5            Title, Survey. Acquiror has ordered a commitment for title insurance (as the same may be updated from time to time, collectively the “Title Commitment”) from a nationally recognized title company selected by Acquiror (the “Title Company”) and may order a survey (as the same may be updated from time to time, collectively, the “Survey”) with respect to the Owned Real Property. As promptly as practicable, but in any event at least thirty (30) Business Days prior to the Closing Date, Acquiror shall deliver to MGEX a notice (as the same may be supplemented from time to time, the “Title Objection Notice”) setting forth any objectionable items disclosed on the Title Commitment or the Survey which, in Acquiror’s reasonable discretion, is necessary to cure prior to Closing (each a “Title Objection”) in order for Acquiror to obtain an owner’s and/or lender’s policy of title insurance, with such endorsements as reasonably required by Acquiror or any such lender, with respect to the Owned Real Property in a form reasonably acceptable to Acquiror. MGEX shall use commercially reasonable business efforts to cure each Title Objection, whether by the payment of monies or in a manner otherwise acceptable to Acquiror. If any updates to the Title Commitment or Survey are issued subsequent to the date of the initial Title Commitment and/or Survey and contain exceptions other than those in the initial Title Commitment and/or Survey, Acquiror will be entitled to object to such new exceptions by delivering a notice to MGEX of Title Objections disclosed in such updates and such notice shall constitute a Title Objection Notice and MGEX shall use commercially reasonable business efforts to cure any Title Objections noted therein in accordance with the terms and provisions of this Section. If MGEX fails on or before five (5) Business Days prior to Closing to cure any Title Objection, MGEX shall provide a good faith estimate of the cost to cure the uncured Title Objections (“Title Cure Amount”). MGEX shall cause to be delivered to the Title Company such affidavits, certificates, organizational documents and other instruments, including, but not limited to, affidavits relating to non-imputation (collectively, the “Title Deliverables”), as may be customarily and reasonably required by the Title Company in order for the Title Company to issue an owner’s and/or lender’s policy of title insurance, with such endorsement as reasonably required by Acquiror or any such lender, with respect to the Owned Real Property in a form reasonably acceptable to Acquiror and the Title Company.

2.6            Calculation of Net Working Capital. Not less than three (3) Business Days prior to the anticipated Closing Date, MGEX shall deliver to Acquiror in writing a closing statement (the “Closing Statement”) as of the close of business on the Closing Date, which shall consist of a statement setting forth MGEX’s good faith estimate of (a) Net Working Capital, which estimate shall be determined in accordance with GAAP, along with reasonable supporting documentation used in the preparation thereof, including a balance sheet of MGEX as of the Closing Date, which shall be prepared in accordance with GAAP, and (b) Expenses of MGEX, MGEX Holdings and its Affiliates, together with reasonable supporting documentation. MGEX shall consider in good faith, and update the Closing Statement to reflect as agreed to by MGEX, any comments by Acquiror on such Closing Statement. The Closing Statement shall be accompanied by a certificate executed by the chief financial officer of MGEX stating that the Closing Statement has been prepared in accordance with the requirements of this Agreement and GAAP.

2.7            Closing Consideration Schedule. At or prior to the Closing, MGEX shall deliver to Acquiror a schedule (the “Closing Consideration Schedule”), which schedule shall be certified as complete and correct based on information provided by the Exchange Agent by the chief financial officer of MGEX and which shall accurately set forth:

(a)            the Per Share Cash Consideration, the Per Share Stock Consideration, and the Per Share Mixed Consideration; and

(b)           all Stockholders and the number of shares of MGEX Holdings Common Stock held by each such Person and the aggregate Per Share Merger Consideration, Per Share Stock Consideration, and Per Share Mixed Consideration payable to each such Stockholder.

The parties hereto agree that the Exchange Agent, Acquiror and the Surviving Corporation shall be entitled to rely on information set forth on the Closing Consideration Schedule in making or causing to be made payments under this ARTICLE II and none of the Exchange Agent, Acquiror nor the Surviving Corporation shall be responsible or liable for the calculations or the determinations regarding such calculations set forth therein.

2.8            Tax Consequences. The Mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax law, and this Agreement is intended to constitute, and is adopted by the parties as, a “plan of reorganization” within the meaning of Treasury Regulation §§ 1.368-2(g) and 1.368-3. The parties agree that (i) each party hereto shall cause all Tax Returns relating to the Mergers to be filed on the basis of treating the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax law, and (ii) neither Acquiror, MGEX nor MGEX Holdings shall take, nor permit their respective Affiliates to take any action or position that reasonably would be expected to cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a)  of the Code and corresponding provisions of state and local Tax law, in each case unless otherwise required by applicable Law. Except as expressly provided in this Agreement, no party makes any representation or warranty to the other parties or any Member (and following the Demutualization, any Stockholder) regarding the Tax treatment of the Mergers or any of the Tax consequences of this Agreement, the Mergers or any of the other transactions or agreements contemplated hereby. The parties acknowledge that they and the Members (and following the Demutualization, the Stockholders) are relying solely on their own respective Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreements contemplated hereby.

2.9            Tax Withholding. Each of Acquiror, Merger Sub or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax law; provided, that the Acquiror, Merger Sub or the Exchange Agent, as applicable, shall use commercially reasonable efforts to notify MGEX in writing at least three (3) days prior to withholding from any amounts that are payable hereunder (other than withholding in respect of compensatory payments and backup withholding) and shall take such actions as are reasonably requested by MGEX to reduce or eliminate such withholding (provided such actions do not materially adversely impact the Acquiror). Any amounts so withheld shall be paid over to the appropriate Governmental Entity. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of whom such deduction and withholding was made.

ARTICLE III
Representations and Warranties of MGEX, MGEX Holdings and MGEX Merger Sub

Except as set forth in the corresponding sections or subsections of the MGEX disclosure schedule dated as of the date hereof, delivered to Acquiror by MGEX on or prior to entering into this Agreement (the “MGEX Disclosure Schedule”), MGEX, MGEX Holdings and MGEX Merger Sub hereby jointly and severally represent and warrant to Acquiror and Merger Sub as of the date hereof and as of the Closing Date as follows:

3.1            Organization, Good Standing and Qualification.

(a)            Each of MGEX, MGEX Holdings and MGEX Merger Sub is a corporation (or, in the case of MGEX following the Demutualization, a limited liability company) duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of MGEX, MGEX Holdings and MGEX Merger Sub has all requisite corporate (or, in the case of MGEX following the Demutualization, limited liability company) power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation (or, in the case of MGEX following the Demutualization, limited liability company) in each jurisdiction where the ownership or operation of its assets or properties or conduct of its respective business requires such qualification, except where the failure to be so organized, existing and in good standing or to have such power or authority when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Company Material Adverse Effect. MGEX has made available to Acquiror complete and correct copies of the Organizational Documents of MGEX, MGEX Holdings and MGEX Merger Sub in effect as of the date hereof. The Organizational Documents so delivered are in full force and effect and neither MGEX, MGEX Holdings nor MGEX Merger Sub is in violation of any of the provisions of its respective Organizational Documents.

(b)            Other than MGEX Holdings and MGEX Merger Sub, MGEX does not (i) directly or indirectly own any equity or similar interest in, or any interest convertible or into or exchangeable or exercisable for any equity or similar interest in, any Person and (ii) have and has never had any Subsidiaries. Upon the consummation of the Demutualization, MGEX will merge with MGEX Merger Sub and will become a wholly owned subsidiary of MGEX Holdings and the separate existence of MGEX Merger Sub will cease. MGEX Holdings was incorporated on July 30, 2020 and MGEX Merger Sub was incorporated on July 30, 2020, each solely for the purpose of effecting the transactions contemplated by this Agreement, including the Demutualization. Since incorporation, each of MGEX Holdings and MGEX Merger Sub has not engaged in any business activities and is not party to any Contract.

3.2            Capitalization.

(a)            Prior to the Demutualization, MGEX is authorized to issue 600 Memberships in accordance with its Organizational Documents. As of the date of this Agreement, there are 402 MGEX Memberships issued and outstanding. Section 3.2(a) of the MGEX Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all Members and the MGEX Memberships held thereby. As provided in the MGEX Organizational Documents, the records of MGEX are the sole evidence of ownership of the MGEX Memberships, and any certificate of Membership issued to any Member is for information purposes only and not evidence of ownership. Except as set forth in the Organizational Documents or Section 3.2(a) of the MGEX Disclosure Schedule, MGEX is not a party to any agreements with, and has not granted any rights to, waived any rights for the benefit of or taken any similar action with respect to, any Member. The only rights or entitlements of any Member with respect to MGEX are those rights and entitlements provided for in the Organizational Documents, and as of the Effective Time, the Members will have no further rights under, and MGEX will have no further obligations to the Members under, the Organizational Documents. Following the Demutualization, MGEX will convert into a limited liability company and all of its issued and outstanding limited liability company interests will be owned by MGEX Holdings.

(b)            All of the outstanding MGEX Memberships have been duly authorized and are validly issued, fully paid, nonassessable and were issued in compliance with applicable Laws. None of the MGEX Memberships were issued in violation of any agreement, arrangement or commitment to which MGEX is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)            MGEX Holdings is authorized to issue 1,000 shares of MGEX Holdings Common Stock in accordance with its Organizational Documents. As of the date of this Agreement, one outstanding share of MGEX Holdings Common Stock is duly authorized, validly issued, fully paid and nonassessable and owned by MGEX, free and clear of any lien, pledge, security interest, claim or other encumbrance. As provided in the MGEX Holdings Organizational Documents, the records of MGEX Holdings are the sole evidence of ownership of the MGEX Holdings Common Stock. Immediately following the Demutualization, each of the outstanding shares of MGEX Holdings Common Stock of MGEX Holdings will be duly authorized, validly issued, fully paid and nonassessable and owned by Stockholders, free and clear of any lien, pledge, security interest, claim or other encumbrance. Section 3.2(c) of the MGEX Disclosure Schedule sets forth a true and complete list, following the Demutualization, of all Stockholders and the shares of MGEX Holdings Common Stock held thereby.

(d)            MGEX Merger Sub is authorized to issue 1,000 shares of common stock in accordance with its Organizational Documents. As of the date of this Agreement, one outstanding share of common stock of MGEX Merger Sub is duly authorized, validly issued, fully paid and nonassessable and owned by MGEX Holdings, free and clear of any lien, pledge, security interest, claim or other encumbrance.

(e)           Except as set forth on Section 3.2(e) of the MGEX Disclosure Schedule, there are no preemptive or other outstanding rights, options, phantom equity, warrants, conversion rights, stock/membership appreciation rights, redemption rights, repurchase rights, agreements, calls, commitments or rights of any kind that obligate MGEX, MGEX Holdings or MGEX Merger Sub to issue or sell any MGEX Memberships, shares of MGEX Holdings Common Stock or other securities of MGEX, MGEX Holdings or MGEX Merger Sub or any securities or obligations convertible into or exchangeable or exercisable for, or make any payment linked to the value of the MGEX Memberships or MGEX Holdings Common Stock or common stock of MGEX Merger Sub or giving any Person a right to subscribe for or acquire, any MGEX Memberships, shares of MGEX Holdings Common Stock or other securities of MGEX, MGEX Holdings or MGEX Merger Sub, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding agreements, commitments or rights of any kind that obligate MGEX, MGEX Holdings or MGEX Merger Sub to repurchase, redeem or otherwise acquire any MGEX Memberships, shares of MGEX Holdings Common Stock or other securities of MGEX, MGEX Holdings or MGEX Merger Sub or to provide funds to make any investment in any other entity. Neither MGEX, MGEX Holdings nor MGEX Merger Sub has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Members, Stockholders or holders of any other equity or similar interests in MGEX, MGEX Holdings or MGEX Merger Sub on any matter. No Person, other than each Stockholder, is entitled to any consideration in the Merger. There are no voting trusts or other agreements to which MGEX, MGEX Holdings or MGEX Merger Sub is a party with respect to voting MGEX Memberships, shares of MGEX Holdings Common Stock or shares of common stock of MGEX Merger Sub.

3.3            MGEX Trading Permits. Immediately following the Demutualization, each Stockholder will receive one Trading Permit for each share of MGEX Holdings Common Stock held by such Stockholder, as set forth in Section 3.2(c) of the MGEX Disclosure Schedule (each such holder of a Trading Permit, a “Trading Permit Holder” and collectively, the “Trading Permit Holders”).

3.4            Corporate Authority.

(a)            Each of MGEX, MGEX Holdings and MGEX Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its respective obligations under this Agreement and the other agreements contemplated hereby, and to consummate the Merger and the other transactions contemplated hereby and thereby (including the Demutualization and all actions by the board of directors of MGEX and the sole director of MGEX Holdings set forth in clause (b) below), subject only to (i) the adoption and approval of this Agreement and the Demutualization by MGEX as the sole stockholder of MGEX Holdings (the “Stockholder Approval”) and (ii) the adoption and approval of the Demutualization by the holders of a majority of the outstanding MGEX Memberships entitled to vote on the adoption and approval of the Demutualization (the “Member Approval”). This Agreement is a valid and binding agreement of each of MGEX and MGEX Holdings, enforceable against MGEX and MGEX Holdings, as applicable, in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)            The board of directors of MGEX has: (i) approved, adopted and declared advisable this Agreement, the Demutualization and the other agreements contemplated and transactions contemplated hereby and thereby, and (ii) recommended the adoption and approval of the Demutualization to the Members. Prior to execution of this Agreement, the board of directors of MGEX has received the opinion of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion, the Total Merger Consideration to be received by the holders of MGEX Holdings Common Stock in the Merger pursuant to this Agreement is fair to such holders (excluding M 44 Holdings, LLC and its affiliates), collectively as a group, from a financial point of view.

(c)          The sole director of MGEX Holdings has: (i) approved, adopted and declared advisable this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby, and (ii) recommended the adoption and approval of this Agreement to its sole stockholder.

(d)            The sole director of MGEX Merger Sub has (i) approved, adopted and declared advisable the Demutualization and the other agreements contemplated and transactions contemplated thereby, and (ii) recommended the adoption and approval of the Demutualization to its sole stockholder.

3.5            No Conflicts. Neither the execution and delivery by MGEX, MGEX Holdings or MGEX Merger Sub of this Agreement and the other agreements contemplated hereby, the compliance by such Persons with all of the provisions of and the performance by such Persons of its respective obligations under this Agreement and the other agreements contemplated hereby, nor the consummation of the Merger and the other transactions contemplated hereby or thereby, including the Demutualization will (a) conflict with, or result in a termination, breach or violation of, or result in any acceleration of any rights or obligations (or the right to accelerate any such rights or obligations) or the payment of any penalty under or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under (in any such case, with or without the giving of notice or the lapse of time), any provision of any Material Contract, or result in any change in the rights or obligations of any party under any Material Contract, to which MGEX is a party or by which MGEX or its assets or properties is bound, or (b) subject to any required approval of the Merger by the Commodities Futures Trading Commission (“CFTC”) and the expiration of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable (i) result in any breach or violation of, or a default under, the provisions of (A) the Organizational Documents of MGEX, MGEX Holdings or MGEX Merger Sub or (B) any U.S. federal, state, local or foreign law, treaty, code, statute, ordinance, rule, regulation, judicial, quasi-judicial, administrative, quasi-administrative or arbitral judgment, order, injunction, decision, decree, award, written policy, agency requirement, writ, franchise, variance, exemption, approval, license or permit (each, a “Law” and collectively “Laws”) or Permit applicable to MGEX, MGEX Holdings or MGEX Merger Sub, or (ii) subject MGEX, MGEX Holdings, MGEX Merger Sub, Acquiror or any Subsidiaries of Acquiror, or any of their respective Affiliates, to any claim of, or any liability or obligation with respect to, any Member, Stockholder or any Person having the right to clear through MGEX or any Trading Permit Holder, other than as set forth in this Agreement, or to any penalty or sanction, except in the case of clauses (a) and (b) above (other than with respect to clause (b)(i)(A) above) for such conflicts, breaches, violations, defaults, payments, accelerations, creations or changes that, individually or in the aggregate, would not be material to MGEX, MGEX Holdings or MGEX Merger Sub, taken as a whole.

3.6           Governmental Approvals and Consents. Other than (a) the filings and/or notices under the HSR Act, if applicable, (b) the Demutualization and (c) the filings, notices, approvals and/or consents to be obtained from the CFTC and under the Commodity Exchange Act, as amended, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by MGEX, MGEX Holdings or MGEX Merger Sub with, or obtained by MGEX, MGEX Holdings or MGEX Merger Sub from, any governmental or regulatory authority, agency, commission, body or other governmental or regulatory entity (including self-regulatory organizations), domestic or foreign, and State attorneys general (“Governmental Entity”), in connection with the execution and delivery by each of MGEX, MGEX Holdings and MGEX Merger Sub of this Agreement and the agreements contemplated hereby, the performance by each of MGEX, MGEX Holdings and MGEX Merger Sub of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

3.7            Financial Statements; Indebtedness.

(a)           MGEX has delivered to Acquiror true and complete copies of the audited financial statements of MGEX for the fiscal years ended August 31, 2019 and 2018 (the “Audited Financial Statements”) and the unaudited income statements and balance sheets of MGEX for the nine months ended May 31, 2020 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b)           The balance sheets included in the Audited Financial Statements (including the related notes and schedules) fairly and accurately present in all material respects the financial position of MGEX as of their dates and each of the statements of income and members’ equity and cash flows included in the Audited Financial Statements (including any related notes and schedules) fairly and accurately present in all material respects the results of operations, members’ equity and cash flows, as the case may be, of MGEX for the periods set forth therein, in each case in conformity with GAAP consistently applied throughout the periods involved, except as may be noted therein.

(c)            Except (i) as expressly set forth in the Financial Statements, (ii) for liabilities incurred since the date of the Interim Financial Statements in the ordinary course of business consistent with past practice and which are not material in amount, (iii) as set forth in Section 3.7(c) of the MGEX Disclosure Schedule, or (iv) liabilities under Contracts that relate to obligations that have not yet been performed, are not required to be performed as of the date of this Agreement and do not relate to or arise from any breach of such Contract, each of MGEX, MGEX Holdings and MGEX Merger Sub has no liabilities, other than liabilities that are not individually or in the aggregate material to MGEX, MGEX Holdings and MGEX Merger Sub, taken as a whole. There are no off balance sheet arrangements to which MGEX, MGEX Holdings or MGEX Merger Sub is a party or otherwise involving MGEX, MGEX Holdings or MGEX Merger Sub. During the ten year period prior to the date of this Agreement, no audit firm has declined or indicated its inability to issue an opinion with respect to any financial statements of MGEX.

(d)            The balance sheets included in the Interim Financial Statements fairly and accurately present the financial position of MGEX as of their dates and the income statements included in the Interim Financial Statements fairly and accurately present the results of operations of MGEX for the periods set forth therein, in each case prepared in accordance with the books and records of MGEX. MGEX (a) makes and keeps accurate books and records that fairly reflect the transactions and dispositions of its assets and (b) maintains internal accounting controls which provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP, (ii) receipts and expenditures are made only in accordance with general or specific authorizations of its management and board of directors, (iii) access to its assets is permitted only in accordance with general or specific authorizations of its management and board of directors and (iv) the reported accounting for its assets and liabilities is compared with existing assets and liabilities at reasonable intervals.

(e)            Neither MGEX, MGEX Holdings nor MGEX Merger Sub has any Indebtedness outstanding.

3.8            Absence of Certain Changes. Since August 31, 2019, MGEX has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of its business consistent with past practice and there has not been (a) any change or development that, individually or in the aggregate, has had or is reasonably expected to have, a Company Material Adverse Effect; (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by MGEX, whether or not covered by insurance; (c) any change by MGEX in financial accounting principles, practices or methods that is not required by GAAP; or (d) any event, change, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1. Since August 31, 2019, except as provided for herein, there has not been any increase in the compensation payable or that could become payable by MGEX to officers or Employees or any amendment of or other modification to any of the Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practices.

3.9            Compliance.

(a)            MGEX is, and since the preceding five years from the date of this Agreement, has been in compliance with all applicable Laws in all material respects. Except as set forth in Section 3.9(a) of the MGEX Disclosure Schedule, no investigation, review, or similar procedure by any Governmental Entity with respect to MGEX is pending or, to the knowledge of MGEX, threatened, nor has any Governmental Entity indicated an intention to conduct the same. Except as would not be material to MGEX, taken as a whole, (x) no change is required in MGEX’s processes, properties or procedures to comply with any applicable Laws in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof, and (y) MGEX has no open written notice or written communication of noncompliance with any applicable Laws and no Governmental Entity has otherwise identified any instance in which MGEX is or may be in violation of applicable Laws that has not been resolved.

(b)            MGEX has all permits, licenses, franchises, variances, exemptions, orders and other authorizations, consents and approvals (together, “Permits”) of all Governmental Entities necessary to conduct its business as presently conducted, and (i) all such Permits are in full force and effect, except where the failure to have such Permits or of such Permits to be in full force and effect would not be material to MGEX, (ii) MGEX is in material compliance with the terms, provisions and conditions of all such Permits, (iii) there are no outstanding material violations, notices of noncompliance, orders or proceedings adversely affecting any of the Permits, and (iv) no condition (including, without limitation, the execution of this Agreement and the consummation of the transactions contemplated hereby) exists and to the knowledge of MGEX, no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of the Permits other than by expiration of applicable term set forth therein. Section 3.9(b) of the MGEX Disclosure Schedule sets forth a list of all of the Permits and MGEX has furnished or otherwise made available to Acquiror true and complete copies of all of the Permits.

3.10            Litigation. There are no, and since the preceding five years from the date of this Agreement there have not been any material, private or governmental civil, criminal or administrative actions, suits, claims, charges, hearings, arbitrations, investigations (formal or informal) or proceedings (i) pending or, to the knowledge of MGEX, threatened against MGEX or any of its current or former directors, officers, or Employees, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger, the Demutualization or any of the other transactions contemplated by this Agreement. There is no order, writ, injunction, judgment or decree to which MGEX or any of the assets owned or used by MGEX is subject.

3.11            Employee Benefits.

(a)            All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of MGEX (the “Employees”) sponsored, maintained, contributed or required to be contributed to by MGEX or with respect to which MGEX has any current or future liability, whether formal or informal, oral or written, funded or unfunded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, employment agreements and deferred compensation, severance, membership option, membership purchase, membership appreciation rights, membership based, incentive and bonus plans (the “Benefit Plans”) are listed in Section 3.11(a) of the MGEX Disclosure Schedule. True and complete copies of all (i) Benefit Plans, and all amendments thereto, (ii) all related trust documents, (iii) the most recent actuarial reports (if applicable) for all Benefit Plans, (iv) the most recent summary plan description, if any, required under ERISA with respect to each Benefit Plan and (v) the most recent IRS determination or option letter issued with respect to each Benefit Plan intended to be qualified under Section 401(a) of the Code have been provided or made available to Acquiror.

(b)            All Benefit Plans (and all related trusts, insurance contracts or funds) (i) have been maintained and operated, in all material respects, in compliance with applicable Laws, including ERISA and the Code and (ii) have been administered, operated and managed in all material respects in accordance with their governing documents. Each Benefit Plan intended to be qualified under Section 401(a) of the Code and its related trust, has at all times since its adoption been so qualified and, either (i) has received a favorable determination letter from the IRS that it is so qualified covering all applicable Tax law changes and that its trust is exempt from Tax under Section 501(a), or (ii) is entitled to rely upon an opinion letter issued to the sponsor of a prototype plan and to the knowledge of MGEX no circumstances exist and no events have occurred that would adversely affect the qualified status of any such Benefit Plans or the exempt status of the related trust or result in the imposition of any material liability, penalty, or Tax under ERISA or the Code. No securities issued by MGEX forms or has formed any part of the assets of any Benefit Plan that is intended to qualify under Section 401(a) of the Code. MGEX has not engaged in a transaction with respect to any Benefit Plan that could subject MGEX to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)            Neither MGEX nor any of its ERISA Affiliates has at any time during the past ten (10) years sponsored, maintained, in any way had any obligation to contribute to or could reasonably be expected to have any liability with respect to any employee pension plan subject to Title IV of ERISA, a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(d)            All payments required to be made by MGEX under, or with respect to, any Benefit Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the Financial Statements, in each case in accordance with the provisions of each of the Benefit Plans, applicable Law and GAAP. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Benefit Plan or the imposition of any lien on the assets of MGEX under ERISA or the Code.

(e)            As of the date hereof, there is no pending or, to the knowledge of MGEX threatened, action, claim, audit, examination or litigation relating to any Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of any Benefit Plan with respect to the operation of such plans (other than routine benefit claims).

(f)            MGEX has no obligations for retiree health and life benefits under any Benefit Plan (other than COBRA continuation coverage pursuant to applicable Law).

(g)            There has been no amendment to, announcement by MGEX relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(h)            Except as otherwise disclosed to Acquiror, neither the execution of this Agreement, receipt of the Member Approval nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event, will (i) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, or (iii) limit or restrict the right of MGEX or, after the consummation of the Merger or any other transactions contemplated hereby, Acquiror or any of its Subsidiaries to merge, amend or terminate any of the Benefit Plans.

(i)            Except as set forth on Section 3.11(i) of the MGEX Disclosure Schedules, neither the execution of this Agreement, receipt of the Stockholder Approval nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event, will result in payments which would not be deductible under Section 280G of the Code.

(j)            Each Benefit Plan that is a non-grandfathered “non-qualified deferred compensation plan” (as defined under Section 409A(d)(l) of the Code) has been operated and administered in all material respects in compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder. Except as set forth on Section 3.11(j) of the MGEX Disclosure Schedule, no person is entitled to receive any additional payment (including any indemnity obligation, tax-gross up or other payment) from MGEX for any Taxes imposed under Section 409A or Section 4999 of the Code.

(k)            MGEX may amend or terminate any Benefit Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination or customary administrative expenses.

(l)            No Benefit Plan is or has been subject to the Affordable Care Act. No Benefit Plan is a self-insured arrangement by MGEX or funded through a trust and no event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of any Benefit Plans that are fully-insured. MGEX has not incurred (whether or not assessed), and is not reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(m)            Simultaneously with the execution and delivery of this Agreement, MGEX has provided to Acquiror a true, correct and complete list of any transaction, retention, change in control or similar bonuses, severance payments and other employee-related change of control payments payable by MGEX (if any) as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement (collectively, the “Change in Control Bonuses”).

3.12            Taxes.

(a)            Except as would not, individually or in the aggregate, be material: (i) all Tax Returns that are required to be filed by MGEX have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete; (ii) all Taxes shown as due on Tax Returns, and including any Taxes that MGEX is obligated to withhold from amounts owing to any Employee, creditor or third party, have been timely paid or withheld, except with respect to matters for which adequate reserves have been established; (iii) MGEX has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) all Taxes due and payable by MGEX have been adequately provided for in the Financial Statements of MGEX for all periods ending through the date hereof (including the Financial Statements) and, as of the date hereof, no material deficiency with respect to any Tax has been proposed, asserted or assessed against MGEX; (v) MGEX has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(l)(A) of the Code) in a distribution of memberships intended to qualify for tax-free treatment under Section 355 of the Code in the three years prior to the date of this Agreement, or otherwise as part of a plan including the Mergers and (vi) MGEX has no liability for Taxes of any Person (other than MGEX) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

(b)            No claim has been made by a Tax Authority in a jurisdiction where MGEX does not file Tax Returns that MGEX is or may be subject to Taxation in that jurisdiction.

(c)            No private letter rulings, technical advice memoranda or similar rulings or agreements have been entered into or issued by any Tax Authority with respect to MGEX for any taxable year for which the statute of limitations has not yet expired.

(d)            MGEX will not be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing, to include any material adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in Taxable income for any Tax period beginning on or after the Closing Date, or (ii) any “closing agreement” as described in Section 7121 of the Code (or similar provision of state, local or foreign Law), (iii) installment sale or open transaction disposition made on or prior to the Closing, (iv) prepaid amounts received on or prior to the Closing or (v) excess loss accounts credited, or intercompany transactions undertaken, on or prior to the Closing Date, to include any material item of income in or exclude any material item of deduction from any Tax period beginning on or after the Closing Date.

(e)            MGEX has not engaged in any transaction that is a “reportable transaction” for purposes of Treasury Regulation § 1.6011-4(b).

(f)            There are no liens for Taxes on any of the assets of MGEX except for liens for Taxes not yet due and payable.

(g)            MGEX is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other contract, obligation, understanding or agreement to pay the Taxes of another Person or to pay the Taxes with respect to transactions relating to any other Person, other than any such arrangement entered into in the ordinary course of MGEX’s trade or business with respect to an immaterial amount of Taxes.

(h)            No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending, being conducted or threatened in writing with respect to MGEX. MGEX has not received from any foreign, federal, state or local Tax Authority any written notice indicating an intent to open an audit or other review, request for information relating to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Tax Authority against MGEX.

(i)            MGEX is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(j)            MGEX is not subject to any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law, or has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise.

(k)            MGEX has delivered or made available to Acquiror copies of the federal and state income Tax Returns and all other material Tax Returns relating to MGEX (and amended Tax Returns, revenue agents’ reports, and other notices from the Internal Revenue Service or other Tax Authorities, as applicable) for each of the preceding five taxable years.

(l)            There are no pending audits or other Tax proceedings with respect to any Taxes.

(m)            MGEX has made available to Acquiror correct and complete copies of all documentation pertaining to any and all federal and state tax credits, both property tax and income based, including, but not limited to any historic rehabilitation tax credits, which have been applied for the benefit of MGEX during the prior six years or which MGEX is entitled to but remain unapplied as of the date of this Agreement (collectively, “Tax Credits”).

3.13            Labor Matters.

(a)            There are no collective bargaining agreements or other agreements with a labor union binding on MGEX.

(b)            None of the Employees is represented by a labor union, and, to the knowledge of MGEX, no petition has been filed, nor has any proceeding been instituted by any Employee or group of Employees with any labor relations board or commission seeking recognition of a collective bargaining representative.

(c)            To the knowledge of MGEX, (i) there is no organizational effort currently being made or threatened by or on behalf of any labor organization or trade union to organize any Employees nor has there been any such organizational effort in the past five years, and (ii) no demand for recognition of any Employees has been made by or on behalf of any labor organization or trade union in the past five years.

(d)            There is no pending or, to the knowledge of MGEX, threatened employee strike, work stoppage, slowdown, picketing or material labor dispute with respect to any Employees nor has there been any such employee strike, work stoppage, slowdown, picketing or material labor dispute in the past five years.

(e)            MGEX, except as would not, individually or in the aggregate, reasonably be expected to result in material liability for MGEX, (i) is, and for the past five years has been in compliance with, (A) all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers’ compensation, disability rights or benefits, employee leave issues, child labor, unemployment insurance and the collection and payment of withholding and/or payroll taxes and similar taxes, including but not limited to the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the National Labor Relations Act, the Americans with Disabilities Act of I 990, the Vietnam Era Veterans Reemployment Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Hennepin County, MN Equal Employment Opportunity (EEO) /Affirmative Action (AA) requirements and any and all similar applicable Laws; and (B) all applicable requirements of the Occupational Safety and Health Act of 1970 and all comparable applicable Laws and orders thereunder; and (ii) are not, and for the past five years have not been, engaged in any unfair labor practice.

(f)            There is no charge, complaint or proceeding pending or, to the knowledge of MGEX, threatened before any court, Governmental Entity or other forum alleging unlawful discrimination in employment practices, breach of any applicable Law governing employment or the termination thereof, breach of any contract of employment, other wrongful conduct in connection with the employment relationship or any unfair labor practice by MGEX.

(g)            During the preceding two years, (i) MGEX has not effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, and (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with MGEX or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility.

(h)            MGEX is not delinquent in payment to any of its Employees, officers, directors or other individual service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such employees, officers, directors or other individual service providers or in payments owed upon any termination of such person’s employment or service. MGEX has complied in all material respects with all Laws that could require overtime to be paid to any Employee, and no Person has ever brought or, to the knowledge of MGEX, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(i)            To the knowledge of MGEX, no employee or other individual service provider of MGEX is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Entity that would materially interfere with the use of such Person’s best efforts to promote the interests of MGEX or that would materially conflict with MGEX’s business as currently conducted. To the knowledge of MGEX, (i) no officer or key Employee, or group of key Employees, intends to terminate their employment with MGEX, and MGEX does not have a present intention to terminate the employment of any of the foregoing, and (ii) no officer or key employee has received an offer to join a business that is competitive with the business activities of MGEX.

(j)            Any individual who performs or performed services for MGEX and who is not treated as an employee for federal income tax purposes by MGEX is not an employee under applicable Laws or for any purpose, including, without limitation, for Tax withholding purposes or Benefit Plan purposes, and MGEX has no liability by reason of any individual who performs or performed services for MGEX, in any capacity, being improperly excluded from participating in any Benefit Plan. Each of the Employees of MGEX has been properly classified by MGEX as “exempt” or “non-exempt” under applicable Law.

(k)            To the knowledge of MGEX, since the preceding 5 years from the date of this Agreement, (i) no allegations of sexual harassment or sexual misconduct have been made against any director, officer or other managerial employee of MGEX, and (ii) MGEX has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any employee, officer, director or other individual service provider of MGEX.

3.14            Insurance. All insurance policies maintained by MGEX provide coverage with respect to the business of MGEX and its properties and assets, as is customary for companies conducting the business conducted by MGEX and are sufficient for compliance with all Laws currently applicable to MGEX, and true and correct copies of all such insurance policies have been made available to Acquiror and are set forth on Section 3.14 of the MGEX Disclosure Schedule. MGEX has not received any written notice of cancellation or termination with respect to any such insurance policy of MGEX. The insurance policies of MGEX are valid and enforceable policies in all respects and all premiums due and payable with respect to such policies as of the date hereof have been paid. A true and correct copy of the claims history for each such insurance policy of MGEX during the three-year period ending on the date hereof has been made available to Acquiror, and other than as set forth on Section 3.14 of the MGEX Disclosure Schedule, no claims are pending under the insurance policies of MGEX, including MGEX’s directors’ and officers’ liability insurance policies.

3.15            Intellectual Property.

(a)            (i) MGEX is sole and exclusive owner of, or is licensed under or otherwise possesses sufficient and legally enforceable rights to practice or otherwise use all Intellectual Property which is used or held for use in or necessary to the operation of the business of MGEX as currently conducted (the “MGEX Intellectual Property”); provided, however, that the foregoing shall not be deemed to be a representation or warranty regarding the non-infringement, non-misappropriation or non-violation of third party Intellectual Property; (ii) all such licenses and legally enforceable rights relating to the MGEX Intellectual Property are freely transferable by MGEX without restriction; and (iii) the consummation of the transactions contemplated hereby will not alter or impair any such rights. Set forth on Section 3.15(a)(1) of the MGEX Disclosure Schedule is a true and correct list of all MGEX Intellectual Property that is owned by MGEX, and the subject of a registration or application therefor. Set forth on Section 3.15(a)(2) of the MGEX Disclosure Schedule is a true and correct list of all MGEX Intellectual Property that is not owned by, but is used by, MGEX under license, other than with respect to commercially available software products under standard end-user object code license agreements, together with a true and correct list of the license agreements relating to such MGEX Intellectual Property. Set forth on Section 3.15(a)(3) of the MGEX Disclosure Schedule is a true and correct list of all license agreements relating to the MGEX Intellectual Property listed in Section 3.15(a)(1) of the MGEX Disclosure Schedule, except for those entered into on MGEX’s standard form license agreement, which has been provided by MGEX. The MGEX Intellectual Property owned by MGEX is valid, subsisting and enforceable, and MGEX’s ownership of and right to practice or otherwise use the MGEX Intellectual Property is free and clear of any lien, pledge, security interest or other encumbrance given by MGEX. MGEX has not given to any Person the right to practice or otherwise use any of the MGEX Intellectual Property owned by MGEX, except pursuant to non-exclusive license grants made in writing by MGEX in the ordinary course of business. All Contracts under which MGEX licenses or otherwise permits another Person, or is licensed or otherwise permitted by another Person, to practice or otherwise use any MGEX Intellectual Property (the “Intellectual Property Contracts”) are legal, valid, binding and enforceable against the other party, and are in full force and effect, subject to the Bankruptcy and Equity Exception, and (x) no claim has been made that MGEX, or to the knowledge of MGEX, another Person, has breached or is otherwise in violation of any Intellectual Property Contract and (y) MGEX does not have knowledge of any unasserted claims that may be made that MGEX or another Person has breached or is otherwise in violation of any Intellectual Property Contract.

(b)            There are no pending or, to the knowledge of MGEX, threatened or unasserted claims by any Person alleging infringement, misappropriation or other violation of any Intellectual Property of any Person, as a result of the use of any Intellectual Property by MGEX or the conduct of the business of MGEX. To the knowledge of MGEX, neither the conduct of the business of MGEX nor the practice, use or exploitation of the MGEX Intellectual Property infringe, misappropriate or otherwise violate, and have not in the prior six year period infringed, misappropriated or otherwise violated, any Intellectual Property rights or any other proprietary right of any Person. To the knowledge of MGEX, there is no unauthorized use, infringement, misappropriation or other violation of MGEX Intellectual Property by any Person, including any Employee of MGEX.

(c)            MGEX has entered into written confidentiality and proprietary rights agreements with each of its Employees and contractors who have participated in the creation or development of any material Intellectual Property for or on behalf of MGEX, which, in each case, presently assign all right, title and interest in and to such Intellectual Property to MGEX.

(d)            MGEX is, and at all times has been, in compliance with the terms and conditions of all licenses for the Open Source Software used in its business. MGEX has not used or distributed any Open Source Software in a manner that could require: (i) MGEX to distribute, make available or disclose any source code to any software owned by MGEX to any Person; (ii) that users of any software owned by MGEX have the right to decompile, disassemble, or otherwise reverse engineer or create derivative works of any such software, in whole or in part.

(e)            MGEX has used commercially reasonable efforts to maintain and protect the MGEX Intellectual Property owned by the MGEX or, to the extent contractually obligated, licensed to or otherwise held by MGEX, including commercially reasonable efforts to protect the confidentiality of any trade secrets and other confidential or proprietary information owned by or licensed to MGEX.

(f)            No software owned by or, to the knowledge of MGEX, licensed to MGEX contains any computer code or any other mechanisms which are intended to (i) disrupt, disable, erase, or harm in any way such software’s operation, or cause such software to damage or corrupt any data, hardware, storage media, programs, equipment, or communications of a computer system, or (ii) permit any Person to access such software or such computer system without authorization.

3.16            MGEX Clearing Members. No clearing member of MGEX (each, a “Clearing Member”) is currently in default under and, to MGEX’s knowledge, there are no circumstances that would reasonably be expected to lead a Clearing Member to default on (with or without the giving of notice or the lapse of time) or otherwise fail to make any required payment to MGEX under, any Contract or obligation to MGEX or the Rule Book of MGEX. Except as set forth in the Organizational Documents or on the MGEX website, no Person has any right to clear through MGEX.

3.17            Material Contracts.

(a)            Except as set forth in Section 3.17(a) of the MGEX Disclosure Schedule, as of the date of this Agreement, MGEX is not a party to or bound by:

(i)            any lease in which MGEX is the lessor of real or personal property providing for annual rentals of $100,000 or more;

(ii)           any Contract that is reasonably likely to require either (x) annual payments to or from MGEX of more than $100,000 or (y) aggregate payments over any two-year period to or from MGEX of more than $200,000;

(iii)         any Contract (other than Contracts in the ordinary course of business consistent with past practice that do not materially differ in substance from the standard form that have been made available to Acquiror) (A) that expires or may be renewed at the option of any Person other than MGEX so as to expire more than six months after the date hereof or (B) not terminable by MGEX upon thirty (30) days or less notice without penalty or obligation to make any payment based on such termination;

(iv)         any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management, or control of any entity, partnership or joint venture material to MGEX or in which MGEX owns any interest;

(v)          any Contract relating to the acquisition or disposition of, or that imposes any encumbrance on, any material business or material Real Property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)         any Contract relating to Indebtedness;

(vii)         any Contract that (A) purports to limit, impede, interfere with or restrict in any material respect either the type of business in which MGEX (or, after the Effective Time, Acquiror or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (B) could require the disposition of any material assets or line of business of MGEX or, after the Effective Time, Acquiror or its Subsidiaries, (C) grants “most favored nation” status that, following the Merger, would apply to Acquiror and its Subsidiaries, including MGEX, (D) grants exclusivity (limited or otherwise) to any third Person, (E)  purports to limit, impede, interfere with or restrict the solicitation of employment of or hiring of any individual by MGEX or (F) prohibits or limits the right of MGEX to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of its Intellectual Property rights;

(viii)        any Contract (other than Contracts in the ordinary course of business consistent with past practice that do not materially differ in substance from the standard form that have been made available to Acquiror) purporting to impose confidentiality or non-disclosure obligations on MGEX;

(ix)          any Contract to which MGEX is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(x)           any Contract providing for indemnification by MGEX of any Person, except for any such Contract that is (A) not material to MGEX or any of its Subsidiaries and (B) entered into in the ordinary course of business consistent with past practice;

(xi)          any Contract that is required to be set forth on Section 3.15(a)(2) or Section 3.15(a)(3) of the MGEX Disclosure Schedule;

(xii)         any Contract that contains a put, call or similar right pursuant to which MGEX could be required to purchase or sell, as applicable, any equity interests of any Person or assets; and

(xiii)        any other (A) Contract or (B) group of related Contracts with the same counterparty (or affiliates of such counterparty) or entered into pursuant to a master agreement that, in each case, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (the Contracts described in clauses (i) through (xii), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

(b)            Except as set forth in Section 3.17(b)(i) of the MGEX Disclosure Schedule, a copy or summary of each Material Contract has previously been delivered to Acquiror and each such Contract is a valid and binding agreement of MGEX and is in full force and effect, and MGEX is not nor, to the knowledge of MGEX, is any other party thereto in default or breach in any respect, and, to the knowledge of MGEX, no circumstance exists that (with or without the giving of notice or the lapse of time) may constitute or result in a default or breach in any respect, under the terms of any such Material Contract. Except as set forth in Section 3.17(b)(ii) of the MGEX Disclosure Schedule, no Material Contract may be terminated by any counterparty to MGEX thereunder or otherwise contains any restrictions in connection with the consummation of the Demutualization, the Merger or any of the transactions contemplated by this Agreement, respectively.

3.18            Real and Personal Property.

(a)            Section 3.18(a) of the MGEX Disclosure Schedule lists the real property owned by MGEX. With respect to each parcel of real property listed on Section 3.18(a) to the MGEX Disclosure Schedule (together with the Improvements located thereon, the “Owned Real Property”):

(i)            MGEX owns good and marketable fee simple title to such parcel of Owned Real Property, free and clear of any lien (other than mechanic’s liens filed in the ordinary course of business or as set forth on Section 3.18(e) of the MGEX Disclosure Schedules), pledge, security interest or other encumbrance as of the Closing Date, other than (A) real estate Taxes and installments of special assessments not yet due or delinquent, (B) easements, utility easements, covenants, conditions and restrictions of record as of the date hereof, none of which individually or in the aggregate, interfere in any material respect with the use or occupancy of the Owned Real Property or any portion thereof in the operation of the business of MGEX or the Exchange as currently conducted thereon, (C) building restrictions, zoning restrictions and other similar legal restrictions, (D) matters which would be disclosed by or identified in an accurate survey or an inspection of each parcel of Owned Real Property, (E) the encumbrances and title exceptions identified in the most recent Title Commitment dated as of July 13, 2020 and (F) as set forth on Section 3.18(a)(i) of the MGEX Disclosure Schedules.

(ii)            MGEX has delivered to Acquiror or made available in the Data Room correct and complete copies of all leases, subleases, licenses, concessions and other agreements granting to any party or parties (each a “Tenant” and collectively the “Tenants”) the right of use or occupancy of any portion of such parcel of Owned Real Property (together with all amendments and guarantees thereto, including, any agreements by MGEX to defer receipt of any payments thereunder, any new leases, subleases, licenses, concessions and other agreements granting the right of use or occupancy of any portion of the Owned Real Property entered into following the date hereof in accordance with the terms and provisions of this Agreement, with all amendment and guarantees thereto, the “Leases”). Section 3.18(a)(ii) of the MGEX Disclosure Schedule sets forth a summary of the space occupied by such Tenant, all monthly rents payable by all Tenants and expiration dates of such Leases. Each Lease is legal, valid, binding and enforceable, and is in full force and effect, subject to the Bankruptcy and Equity Exception. MGEX is not in default or otherwise in breach under any such agreement and, to MGEX’s knowledge, no other party is in default or otherwise in breach thereof and there exist no outstanding disputes between MGEX and such other party. No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full. MGEX has not collaterally assigned or granted any other lien in any Lease or any interest therein.

(b)            Section 3.18(b) of the MGEX Disclosure Schedule sets forth a list of all real property leased by MGEX or subleased by MGEX as tenant or subtenant thereunder (together with the Improvements located thereon, the “Leased Real Property,” and, together with the Owned Real Property, the “Real Property”). All leases or subleases relating to Leased Real Property are identified on Section 3.18(b) of the MGEX Disclosure Schedule (together with all amendments and guarantees thereto, each an “MGEX Lease” and collectively, the “MGEX Leases”) and in the Data Room, MGEX has made available to Acquiror a correct and complete copy of each MGEX Lease, as amended to date. Each MGEX Lease is legal, valid, binding and enforceable, and is in full force and effect, subject to the Bankruptcy and Equity Exception. MGEX is not in default or otherwise in breach under any MGEX Lease and, to MGEX’s knowledge, no other party is in material default or otherwise in material breach thereof. No security deposit or portion thereof deposited with respect to any MGEX Lease has been applied in respect of a breach of or default under such MGEX Lease that has not been redeposited in full. MGEX has not collaterally assigned or granted any other lien in any MGEX Lease or any interest therein.

(c)            Section 3.18(c) of the MGEX Disclosure Schedules sets forth a true and correct schedule of all brokerage agreements, commission agreements and any other similar fee agreements, including any amendments thereto, with any brokers, persons, firms or agents engaged by MGEX in the negotiation of the Leases or the MGEX Leases and MGEX has not had any other signed agreements with any other broker, person, firm or agent in the negotiation of the Leases or the MGEX Leases. Other than as set forth on Section 3.18(c) of the MGEX Disclosure Schedules, no broker, agent, person, firm or entity is entitled to any commission or fee from MGEX in connection with the Leases or the MGEX Leases.

(d)            There is no pending or, to MGEX’s knowledge, proceeding threatened in writing regarding condemnation or other eminent domain proceeding (or sale or other disposition of any Real Property in lieu of condemnation) affecting (i) any Owned Real Property or (ii) to MGEX’s knowledge, any Leased Real Property. The current use and occupancy of the Owned Real Property and the operation of the business of MGEX and, to MGEX’s knowledge, the Tenants, as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record affecting such Owned Real Property. There are no unrecorded agreements affecting the Owned Real Property. MGEX is not in default or otherwise in breach under easements, utility easements, covenants, conditions and restrictions or other agreements of record affecting the Owned Real Property as of the date hereof, and, to MGEX’s knowledge, no other party is in material default or otherwise in material breach thereof.

(e)            Except as set forth on Section 3.18(e) of the MGEX Disclosure Schedules:

(i)            all buildings, structures, fixtures, improvements, machinery, building systems, equipment, personal property, other tangible assets and all components of the foregoing, including all utility service thereto (the “Improvements”), included in the Owned Real Property, are in good condition and repair and sufficient for the operation of the business of MGEX and the Exchange;

(ii)           there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of MGEX or the Exchange as currently conducted thereon; and

(iii)          there are no third party contracts in effect to which MGEX is a party for the performance of any repairs, work and/or capital improvements with respect to the Real Property and there is currently no ongoing construction work in, on or about any Real Property other than immaterial maintenance and repairs being performed in the ordinary course of business.

(f)            The use and occupancy of any and all Owned Real Property, together with the Improvements, located upon or used in connection with the Owned Real Property, are in compliance, in all material respects, with all applicable Laws and all applicable insurance requirements, including those pertaining to zoning matters and building codes. To MGEX’s knowledge, MGEX’s use and occupancy of any and all Leased Real Property is in compliance, in all material respects, with all applicable Laws.

(g)            Except as set forth on Section 3.18(g) of the MGEX Disclosure Schedules, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Owned Real Property have been installed and are operational and sufficient for the operation of the business conducted by all Persons occupying the Owned Real Property including MGEX, the Exchange and the Tenants as currently conducted thereon.

(h)            The Owned Real Property is occupied and utilized by MGEX and the Tenants under valid and current certificates of occupancy, permits, licenses and the like, and the transactions contemplated hereby will not invalidate or require the issuance of any new or amended certificates of occupancy, permits, licenses or the like.

(i)            MGEX has not received written notice from any insurance carrier or insurance rating bureau or similar agency or governmental authority, regarding, nor is there, to the knowledge of MGEX, dangerous, illegal, or other condition requiring corrective action during the five-year period ending on the date hereof, with respect to the Real Property.

(j)            MGEX’s use and occupancy of the Owned Real Property or any portion thereof and the operation of the business of MGEX as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority. To MGEX’s knowledge, the Tenants’ use and occupancy of the Owned Real Property or any portion thereof and the operation of the business of the Tenants as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

(k)            Except as set forth on Section 3.18(k) of the MGEX Disclosure Schedules, there are no outstanding options or rights of first refusal, rights of first offer, or other preferential rights to purchase, lease or develop any Owned Real Property, any portion thereof or interest therein.

(l)            MGEX has made available to Acquiror true and complete copies, to the extent in the possession or control of MGEX, of all the title insurance policies, title reports, surveys, certificates of occupancy, property condition reports, roof reports, appraisals and Permits relating to or otherwise affecting the Real Property and the operations of MGEX.

(m)           To the knowledge of MGEX, none of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(n)            Except with respect to leased personal property, MGEX has good title to all of the tangible personal property and assets shown on the Interim Financial Statements or acquired or disposed of after the date of the Interim Financial Statements in the ordinary course of business, free and clear of any encumbrances. MGEX is the lessee of, and holds valid leasehold interests in, all personal property set forth on Section 3.18(n) of the MGEX Disclosure Schedule. Except as would not be a Company Material Adverse Effect, the assets owned, licensed or leased by MGEX constitute all the assets used in the business of MGEX (including all books, records, computers, computer programs and data processing systems), are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and are generally suitable for the uses for which they are used in the operation of the business of such Persons.

(o)            In the Data Room, MGEX has made available to Acquiror a correct and complete copy of all material service and maintenance Contracts (“Service Contracts”) to which MGEX is a party relating to the Real Property, as amended to date. Each Service Contract is legal, valid, binding and enforceable, and is in full force and effect. MGEX is not in default or otherwise in breach under any Service Contract and, to MGEX’s knowledge, no other party is in material default or otherwise in material breach thereof.

3.19            Business Continuity. The computer software, computer hardware, firmware, networks, interfaces and related systems used by MGEX (collectively, “Computer Systems”) are sufficient in all material respects for the current needs of MGEX in the operation of its business as presently conducted, and in the past twenty-four (24) months, there have been no failures, crashes, security breaches, or other adverse events affecting the Computer Systems which have caused material disruption to the business of MGEX. MGEX has purchased a sufficient number of license seats for all software licensed to MGEX and used by its Employees, consultants and contractors. MGEX provides for the back-up and recovery of its data and has implemented and maintains commercially reasonable disaster recovery plans, procedures and facilities. MGEX has taken reasonable actions to protect the integrity and security of the Computer Systems and the information stored therein, processed thereon or transmitted thereby from unauthorized use, access or modification, and there has been no such unauthorized use, access or modification. MGEX is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of MGEX.

3.20            Environmental Matters. Except as set forth on Section 3.20 of the MGEX Disclosure Schedule:

(a)            To MGEX’s knowledge, MGEX is and for the past five years has been in material compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by MGEX of all Environmental Permits, and compliance with the terms and conditions thereof), and MGEX has not received any written communication from any Person alleging that MGEX is not in compliance with any Environmental Laws;

(b)            None of the following exists at the Owned Real Property, or to MGEX’s knowledge, at the Leased Real Property: (i) underground storage tanks, (ii) asbestos or asbestos-containing material in friable form or condition, or (iii) materials, equipment, building component, structure or space containing polychlorinated biphenyls, in each case that would be reasonably expected to result in a material liability.

(c)            MGEX does not generate, transport, treat, store, or dispose of any Hazardous Material, except for ordinary course cleaning chemicals and in material compliance with all applicable Environmental Laws, there has been no Release of any Hazardous Material by MGEX at or on the Owned Real Property or, and to MGEX’s knowledge, at the Leased Real Property or any other location that requires remediation by or would result in material liability to MGEX pursuant to any applicable Environmental Law;

(d)            There is no Environmental Claim pending or threatened in writing against MGEX, and all past Environmental Claims have been finally and fully resolved without material ongoing costs or obligations.

(e)            MGEX has made available to Acquiror complete and correct copies of all permits, reports, studies, assessments, sampling data, memoranda and investigations possessed or initiated by MGEX relating to Hazardous Materials or other environmental matters that are final and non-privileged, and that pertain to the environmental condition of the Owned Real Property, Leased Real Property or business of MGEX, or the compliance (or noncompliance) by MGEX with Environmental Laws.

(f)            MGEX is not subject to any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws and has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws that remains in effect; and

(g)            MGEX is not required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, (i) to perform any investigations or remedial actions pursuant to Environmental Laws, or (ii) give written notice to or receive approval from any Governmental Entity or other Person pertaining to environmental matters.

3.21            Foreign Corrupt Practices and International Trade Sanctions. Neither MGEX, any of its directors, officers, agents, Employees or any other Persons acting on their behalf has, in connection with the operation of the business of MGEX, nor to the knowledge of MGEX, any other business entity or enterprise with which MGEX has been engaged, affiliated or associated (in relation to their activities with MGEX) has (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, (d) been, or is, located or organized in a country or territory that is the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (collectively, “U.S. Sanctions”) or (e) been involved in any activities or business in or involved with countries, regions or Persons subject to U.S. Sanctions.

3.22            Brokers and Finders. Neither MGEX, nor any of its officers, directors, Employees, agents or any other Persons acting on their behalf has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger, the Demutualization or the other transactions contemplated hereby or thereby, except that MGEX has engaged Houlihan Lokey Capital, Inc. to provide certain financial advisory services, which such arrangement has been disclosed in writing to Acquiror prior to the date hereof.

3.23            Related Party Transactions. Except for Contracts for trading and clearing in the ordinary course, no officer, director, employee or Affiliate of MGEX or any Member (or any of such person’s immediate family members or Affiliates) is a party to any Contract (other than a Benefit Plan) with or binding upon MGEX or any of its assets, rights or properties or has any interest in any property owned by MGEX or has engaged in any transaction with any of the foregoing within the last 12 months.

3.24            Data Privacy.

(a)            MGEX complies, and has complied, in all material respects with all Data Protection Requirements.

(b)            MGEX has not received any subpoenas, written demands or other written notices from any governmental authority investigating, inquiring into or otherwise relating to any actual or potential violation of any Data Protection Law and, to the knowledge of MGEX, MGEX is not under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Law. No written notice, complaint, claim, enforcement action or litigation of any kind has been served on, or, to the knowledge of MGEX, initiated against MGEX under any Data Protection Requirement.

(c)            MGEX has taken commercially reasonable steps, compliant with applicable Data Protection Requirements, to protect (i) the operation, confidentiality, integrity and security of MGEX’s software, systems and websites that are involved in the collection and/or processing of Personal Data and (ii) Personal Data in MGEX’s possession and/or control from unauthorized use, access, disclosure and modification.

(d)            MGEX has not experienced any failures, crashes, security breaches, unauthorized access, use or disclosure or other incidents related to Personal Data that would require notification to individuals, law enforcement or any governmental authority, any remedial action under any applicable Data Protection Requirement or that have caused any substantial disruption of or interruption in the use of MGEX’s software, equipment or systems. There are no pending or, to MGEX’s knowledge, expected complaints, actions, fines or other penalties facing MGEX in connection with any such failures, crashes, security breaches, unauthorized access, use or disclosure or other adverse events or incidents.

(e)            MGEX is not subject to any Data Protection Requirements that would prohibit the transfer of the Personal Data in MGEX’s possession and/or control as contemplated in this transaction.

3.25            Disclosure Information. None of the information supplied by or on behalf of MGEX for inclusion or incorporation by reference in the information provided to the Members relating to this Agreement, the Merger, the Proxy Statement or any transaction contemplated hereby, at the time it was provided to the Members, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
Representations and Warranties of Acquiror and Merger Sub

Except as set forth in the corresponding sections or subsections of the Acquiror disclosure schedule dated as of the date hereof, delivered to MGEX by Acquiror on or prior to entering into this Agreement (the “Acquiror Disclosure Schedule”), Acquiror and Merger Sub hereby jointly and severally represent and warrant to MGEX, MGEX Holdings and MGEX Merger Sub as of the date hereof and as of the Closing Date as follows:

4.1            Organization, Good Standing and Qualification.

(a)            Each of Acquiror and its Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable. Each of Acquiror and its Subsidiaries has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its respective business requires such qualification, except where the failure to be so organized, existing and in good standing or to have such power or authority when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have an Acquiror Material Adverse Effect. Acquiror has made available via a data room to MGEX complete and correct copies of the Organizational Documents of Acquiror and each of its Subsidiaries as in effect as of the date hereof. The Organizational Documents so made available are in full force and effect and neither Acquiror nor any of its Subsidiaries is in violation of any of the provisions of its respective Organizational Documents.

(b)            Other than the entities disclosed on Section 4.1(b) of the Acquiror Disclosure Schedule, Acquiror does not (i) directly or indirectly own any equity or similar interest in, or any interest convertible or into or exchangeable or exercisable for any equity or similar interest in, any Person and (ii) have and has never had any Subsidiaries. As of the date hereof, Merger Sub has not engaged in any business activities other than the transactions contemplated hereby.

4.2            Corporate Authority. Each of Acquiror, Merger Sub and Merger Sub 2 has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement and the other agreements contemplated hereby, and to consummate the Mergers and the other transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by each of Acquiror and Merger Sub and the consummation by each of Acquiror and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly approved by its board of directors and by Acquiror in its capacity as the sole member of Merger Sub. This Agreement is a valid and binding agreement of each of Acquiror and Merger Sub enforceable against Acquiror in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception.

4.3            No Conflicts. Neither the execution and delivery by each of Acquiror, Merger Sub and Merger Sub 2 of this Agreement and the other agreements contemplated hereby, the compliance by each of Acquiror and Merger Sub with all of the provisions of and the performance by each of Acquiror and Merger Sub of its obligations under this Agreement and the other agreements contemplated hereby, nor the consummation of the Mergers and the other transactions contemplated hereby or thereby will (a) conflict with, or result in a termination, breach or violation of, or otherwise constitute a default under (in any such case, with or without the giving of notice or the lapse of time), any provision of any material Contract to which it is bound, or result in any change in the rights or obligations of any party under any such Contract, to which Acquiror or any of its Subsidiaries is a party or by which Acquiror or any of its Subsidiaries or any of their respective assets or properties is bound, or (b) subject to any required approval of the Mergers by the CFTC and the expiration of the waiting period applicable to the consummation of the Mergers under the HSR Act, if applicable, result in any breach or violation of, or a default under, the provisions of (i) the articles of incorporation or bylaws of Acquiror, or (ii) any Law applicable to it, except in the case of clauses (a) and (b) above (other than with respect to clause (b)(i) above) for such conflicts, breaches, violations, defaults, payments, accelerations, creations or changes that, individually or in the aggregate, would not be material to Acquiror and its Subsidiaries, taken as a whole.

4.4            Financial Statements; Indebtedness. Acquiror has delivered to MGEX true and complete copies of (i) the audited consolidated financial statements of Acquiror for the fiscal year ended December 31, 2018 (the “Acquiror 2018 Audited Financial Statements” and, together with the Acquiror 2019 Audited Financial Statements, when delivered as set forth in Section 5.22, the “Acquiror Audited Financial Statements”), (ii) the unaudited consolidated income statement and balance sheet of Acquiror for the twelve months ended December 31, 2019 and (iii) the unaudited consolidated income statement and balance sheet of Acquiror for the period ended March 31, 2020 (the financial statements referred to in clause (ii) and (iii), the “Acquiror Interim Financial Statements” and, together with the Acquiror Audited Financial Statements, the “Acquiror Financial Statements”).

(a)            The balance sheet included in the Acquiror Audited Financial Statements (including the related notes and schedules) fairly and accurately presents in all material respects the financial position of Acquiror as of its date and the statement of income and comprehensive income, stockholders’ equity and cash flows included in the Acquiror Audited Financial Statements (including any related notes and schedules) fairly and accurately presents in all material respects the results of operations, stockholders’ equity and cash flows, as the case may be, of Acquiror for the period set forth therein, in each case in conformity with GAAP consistently applied throughout the period involved, except as may be noted therein.

(b)            Except (i) as expressly set forth in the Financial Statements, (ii) for liabilities incurred since the date of the Acquiror Interim Financial Statements in the ordinary course of business consistent with past practice and which are not material in amount, (iii) as set forth in Section 4.4(b) of the Acquiror Disclosure Schedule, or (iv) liabilities under Contracts that relate to obligations that have not yet been performed, are not required to be performed as of the date of this Agreement and do not relate to or arise from any breach of such Contract, Acquiror and its Subsidiaries have no liabilities, other than liabilities that are not individually or in the aggregate material to Acquiror and its Subsidiaries, taken as a whole. There are no off balance sheet arrangements to which Acquiror or any of its Subsidiaries is a party or otherwise involving Acquiror or any of its Subsidiaries. During the ten year period prior to the date of this Agreement, no audit firm has declined or indicated its inability to issue an opinion with respect to any financial statements of Acquiror.

(c)            The balance sheets included in the Acquiror Interim Financial Statements fairly and accurately present the financial position of Acquiror as of their dates and the income statements included in the Acquiror Interim Financial Statements fairly and accurately present the results of operations of Acquiror for the periods set forth therein, in each case prepared in accordance with the books and records of Acquiror and its Subsidiaries. Acquiror (a) makes and keeps accurate books and records that fairly reflect the transactions and dispositions of its assets and (b) maintains internal accounting controls which provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of the Acquiror Financial Statements in conformity with GAAP, (ii) receipts and expenditures are made only in accordance with general or specific authorizations of its management and board of directors, (iii) access to its assets is permitted only in accordance with general or specific authorizations of its management and board of directors and (iv) the reported accounting for its assets and liabilities is compared with existing assets and liabilities at reasonable intervals.

(d)            As of the date hereof, except as set forth on Section 4.4(d) of the Acquiror Disclosure Schedules, Acquiror has no Indebtedness outstanding.

4.5            Absence of Certain Changes. Except as set forth on Section 4.5 of the Acquiror Disclosure Schedule, since December 31, 2019, Acquiror has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of its business consistent with past practice and there has not been (a) any change or development that, individually or in the aggregate, has had or is reasonably expected to have, an Acquiror Material Adverse Effect; (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Acquiror or its Subsidiaries, whether or not covered by insurance; or (c) any change by Acquiror in financial accounting principles, practices or methods that is not required by GAAP.

4.6            Acquiror Common Stock.

(a)            The Acquiror Common Stock issuable in accordance with the terms of this Agreement will be, at the time of issuance, duly authorized, validly issued, fully paid and nonassessable and free and clear of all encumbrances, other than restrictions on transfer imposed under applicable federal and state securities Laws and pursuant to its Organizational Documents. The issuance of the Acquiror Common Stock pursuant to this Agreement will not be subject to any preemptive rights, rights of first offer, anti-dilution provisions or similar rights.

(b)            Assuming the accuracy of the representations set forth in the Letter of Instruction, the Acquiror Common Stock issuable pursuant to the terms of this Agreement will be issued in compliance with an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Regulation D thereunder and the equivalent state “blue sky” laws.

4.7            Capitalization.

(a)            The authorized capital stock of Acquiror consists of 400,000,000 shares of Acquiror Common Stock, par value $0.001 per share, 68,260,792 shares of which were issued and outstanding as of June 30, 2020, 200,000,000 shares of Acquiror Non-Voting Common Stock, 4,952,454 of which were outstanding as of June 30, 2020, and 25,000,000 shares of preferred stock, par value $0.001 per share, of which 527,000 shares of Series B Preferred Stock were outstanding as of June 30, 2020.

(b)            Except as set forth on Section 4.7(b) of the Acquiror Disclosure Schedule, there are no preemptive or other outstanding rights, options, phantom equity, warrants, conversion rights, stock/membership appreciation rights, redemption rights, repurchase rights, agreements, calls, commitments or rights of any kind that obligate Acquiror to issue or sell any shares of Acquiror Common Stock or other securities of Acquiror or any securities or obligations convertible into or exchangeable or exercisable for, or make any payment linked to the value of the Acquiror Common Stock or giving any Person a right to subscribe for or acquire, any shares of Acquiror Common Stock or other securities of Acquiror, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth on Section 4.7(b) of the Acquiror Disclosure Schedule, there are no outstanding agreements, commitments or rights of any kind that obligate Acquiror to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock or other securities of Acquiror or to provide funds to make any investment in any other entity. Acquiror does not have any outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Acquiror on any matter.

4.8            Governmental Approvals and Consents. Other than (a) the filings and/or notices under the HSR Act, if applicable, (b) the filing and/or notice to be provided by Acquiror to the SEC, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by Acquiror or any of its Subsidiaries with, or obtained by Acquiror or any of its Subsidiaries from, any Governmental Entity, in connection with the execution and delivery by Acquiror of this Agreement, the performance by Acquiror of its obligations hereunder, and the consummation of the transactions contemplated hereby.

4.9            Compliance.

(a)            Acquiror and each of its Subsidiaries is, and since the preceding five years from the date of this Agreement, has been in compliance with all applicable Laws in all material respects. Except as set forth in Section 4.9(a) of the Acquiror Disclosure Schedule, no investigation, review, or similar procedure by any Governmental Entity with respect to Acquiror or any of its Subsidiaries is pending or, to the knowledge of Acquiror, threatened, nor has any Governmental Entity indicated an intention to conduct the same. Except as would not be material to Acquiror, taken as a whole, (x) no change is required in Acquiror’s or any of its Subsidiaries processes, properties or procedures to comply with any applicable Laws in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof, and (y) neither Acquiror nor any of its Subsidiaries has any open written notice or written communication of noncompliance with any applicable Laws and no Governmental Entity has otherwise identified any instance in which Acquiror or any of its Subsidiaries is or may be in violation of applicable Laws that has not been resolved.

(b)            Acquiror and each of its Subsidiaries has all Permits of all Governmental Entities necessary to conduct its business as presently conducted, and (i) all such Permits are in full force and effect, except where the failure to have such Permits or of such Permits to be in full force and effect would not be material to Acquiror, (ii) Acquiror and each of its Subsidiaries is in material compliance with the terms, provisions and conditions of all such Permits, (iii) there are no outstanding material violations, notices of noncompliance, orders or proceedings adversely affecting any of the Permits, and (iv) no condition (including, without limitation, the execution of this Agreement and the consummation of the transactions contemplated hereby) exists and to the knowledge of Acquiror, no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of the Permits other than by expiration of applicable term set forth therein.

4.10            Litigation. Except as set forth on Section 4.10 of the Acquiror Disclosure Schedule, there are no, and since the preceding five years from the date of this Agreement there have not been any material, private or governmental civil, criminal or administrative actions, suits, claims, charges, hearings, arbitrations, investigations (formal or informal) or proceedings (i) pending or, to the knowledge of Acquiror, threatened against Acquiror, any of its Subsidiaries or any of their respective directors or officers, or employees, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other transactions contemplated by this Agreement. There is no order, writ, injunction, judgment or decree to which Acquiror or any of the assets owned or used by Acquiror is subject.

4.11            Availability of Funds; Financial Resources. As of the Closing Date, Acquiror will have sufficient funds for the payment of the cash portion of the Total Merger Consideration and for the performance of its obligations with respect to the transactions contemplated hereby.

4.12            Brokers and Finders. Except as set forth on Section 4.12 of the Acquiror Disclosure Schedule, none of Acquiror, its Subsidiaries nor any of their respective officers, directors, employees, agents or any other Persons acting on their behalf has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Mergers or the other transactions contemplated hereby.

4.13            Related Party Transactions. Except as set forth on Section 4.13 of the Acquiror Disclosure Schedule or as otherwise set forth in the Acquiror Financial Statements, no officer, director, employee or Affiliate of Acquiror or any stockholder of Acquiror or any of its Subsidiaries (or any of such person’s immediate family members or Affiliates) is a party to any material Contract (other than a Benefit Plan) with or binding upon Acquiror or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by Acquiror or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months.

4.14            Taxes.

(a)            Except as would not, individually or in the aggregate, be material: (i) all Tax Returns that are required to be filed by Acquiror or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete; (ii) all Taxes shown as due on Tax Returns, and including any Taxes that Acquiror or any of its Subsidiaries is obligated to withhold from amounts owing to any Employee, creditor or third party, have been timely paid or withheld, except with respect to matters for which adequate reserves have been established; (iii) none of Acquiror or any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) all Taxes due and payable by Acquiror or any of its Subsidiaries have been adequately provided for in the financial statements of Acquiror or any of its Subsidiaries for all periods ending through the date hereof (including the Financial Statements) and, as of the date hereof, no material deficiency with respect to any Tax has been proposed, asserted or assessed against Acquiror or any of its Subsidiaries.

(b)            No claim has been made by a Tax Authority in a jurisdiction where Acquiror or any of its Subsidiaries does not file Tax Returns that Acquiror or any of its Subsidiaries is or may be subject to Taxation in that jurisdiction.

(c)            No private letter rulings, technical advice memoranda or similar rulings or agreements have been entered into or issued by any Tax Authority with respect to Acquiror or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(d)            Neither Acquiror nor any of its Subsidiaries will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing, to include any material adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in Taxable income for any Tax period beginning on or after the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or similar provision of state, local or foreign Law), (iii) installment sale or open transaction disposition made on or prior to the Closing, or (iv) prepaid amounts received on or prior to the Closing, to include any material item of income in or exclude any material item of deduction from any Tax period beginning on or after the Closing Date.

(e)            None of Acquiror or any of its Subsidiaries has engaged in any transaction that is a “reportable transaction” for purposes of Treasury Regulation § 1.6011-4(b).

(f)            There are no liens for Taxes on any of the assets of Acquiror or any of its Subsidiaries except for liens for Taxes not yet due and payable.

(g)            Acquiror or any of its Subsidiaries is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other contract, obligation, understanding or agreement to pay the Taxes of another Person or to pay the Taxes with respect to transactions relating to any other Person, other than any such arrangement entered into in the ordinary course of the trade or business of Acquiror or any of its Subsidiaries with respect to an immaterial amount of Taxes.

(h)            No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending, being conducted or threatened in writing with respect to Acquiror or any of its Subsidiaries. Except as otherwise set forth in Section 4.14(h) of the Acquiror Disclosure Schedule, none of Acquiror or any of its Subsidiaries has received from any foreign, federal, state or local Tax Authority any written notice indicating an intent to open an audit or other review, request for information relating to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Tax Authority against Acquiror or any of its Subsidiaries.

(i)            None of Acquiror or any of its Subsidiaries is subject to any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law, or has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise.

4.15            Disclosure Information. None of the information supplied by or on behalf of Acquiror or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement, at the time it is supplied by or on behalf of Acquiror or any of its Subsidiaries, will contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
Covenants

5.1            Interim Operations of MGEX, MGEX Holdings and MGEX Merger Sub. Each of MGEX, MGEX Holdings and MGEX Merger Sub covenants and agrees that, after the date hereof and until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, unless Acquiror shall otherwise approve in writing, and except as otherwise expressly contemplated by the Demutualization or as set forth in Section 5.1 of the MGEX Disclosure Schedule:

(a)            The business of each of MGEX, MGEX Holdings and MGEX Merger Sub shall be conducted in the ordinary and usual course consistent with past practice and each of MGEX, MGEX Holdings and MGEX Merger Sub shall use its reasonable best efforts to preserve its respective business organization intact and maintain its existing relations and goodwill with all Governmental Entities, trading members, customers, suppliers, distributors, creditors, tenants, lessors, employees, business associates and Members (and following the Demutualization, Stockholders) and other material business relationships.

(b)            Each of MGEX, MGEX Holdings and MGEX Merger Sub shall not and shall not agree to:

(i)            declare, set aside or pay any type of dividend, whether payable in cash, MGEX Memberships, shares of MGEX Holdings Common Stock or other property or securities, in respect of any of its respective equity interests;

(ii)            issue or authorize the issuance of any MGEX Memberships (other than pursuant to the Option), shares of MGEX Holdings Common Stock or other equity interests, or any securities convertible into or exchangeable or exercisable for any such securities;

(iii)            sell, pledge, grant, transfer, dispose of or encumber, split, combine or reclassify, or repurchase, redeem or acquire any outstanding MGEX Memberships, shares of MGEX Holdings Common Stock or other equity interests or any securities convertible into or exchangeable or exercisable for any MGEX Memberships or shares of MGEX Holdings Common Stock or other equity interests; except in the case of any sale or transfer of MGEX Memberships amongst Members to the extent such sale or transfer is in the ordinary course of business consistent with past practice;

(iv)            issue any trading permits or trading rights, or any lease rights thereto, except in the case of any such lease rights, to the extent in the ordinary course of business consistent with past practice;

(v)            merge or consolidate with any Person or acquire the assets or securities of any Person;

(vi)            list or clear or agree to list or clear (other than in the ordinary course of business consistent with past practice and except as agreed to in writing with Acquiror and approved in compliance with any applicable Laws) any additional products or markets, or change its risk policies or reduce its guaranty fund, liquidity or credit resources except for such additional products, listings and related services currently under discussion or proposed, all of which MGEX has previously advised Acquiror;

(vii)            except as required by applicable Law or as set forth on Section 5.1(b)(vii) of the MGEX Disclosure Schedule, (A) terminate, establish, adopt, enter into, amend or otherwise modify, any Benefit Plan, as the case may be, or any other arrangement that would be a Benefit Plan if in effect on the date hereof, (B) increase the salary, wage, bonus, pension, welfare, severance or other compensation of any employees or fringe benefits of any director, officer or employee who is eligible to earn an annual base salary exceeding $100,000 or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (C) provide for the grant of any membership-based or other similar equity-related award, (D) grant, provide for, pay or enter into any commitment to pay any transaction, retention, change of control or similar bonuses, severance benefits or other employee-related change of control payments to any director, officer or employee of MGEX, (E) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (F) establish, adopt, enter into or amend any collective bargaining agreement, (G) hire or terminate any officer or other senior executive or individual independent contractor of MGEX, other than for cause, in which case MGEX shall promptly notify Acquiror of such termination for cause, (H) hire any new employee or individual independent contractor (other than as required to directly replace an employee whose employment is terminated) who is eligible to earn an annual base salary (or service fee) exceeding $100,000; or (I) make any loan to any present or former employee or individual independent contractor (other than advancement of expenses in the ordinary course of business consistent with past practice);

(viii)            settle or compromise any material action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy;

(ix)            enter into any leases, subleases, licenses or occupancy agreements for real property, either as landlord or tenant, except to the extent in the ordinary course of business consistent with past practice;

(x)            enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement or modify, amend or terminate any Material Contracts, MGEX Leases or Leases (in any material respect) or waive, release or assign any material rights or claims thereunder;

(xi)            transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any of its respective property or assets, including any Owned Real Property;

(xii)            issue any debt securities, guarantees, loans, advances or create, incur, guarantee or assume any Indebtedness, other liability or modify any Indebtedness or other liability;

(xiii)            make any capital contribution to or investment in any Person;

(xiv)            make or commit to any capital expenditures (other than under its current business plan as disclosed to Acquiror prior to the date of this Agreement), acquisitions or other types of non-ordinary-course transactions or incur any liability in connection with any of the foregoing;

(xv)            take any action for its winding up, liquidation, dissolution or reorganization or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its assets or revenue;

(xvi)            enter into or amend any agreement to trade any products on an electronic trading platform;

(xvii)            change or make any material Tax election, change or adopt any material method of Tax accounting, file any materially amended Tax Return, fail to file any Tax Return when due, fail to timely pay any Taxes shown as due on any Tax Return, or settle or compromise any material audit or proceeding relating to Taxes or cause any material insurance policy naming it as a beneficiary or loss-payable payee to expire, be cancelled or terminated except in the ordinary and usual course of business;

(xviii)            permit any change in its credit practices or accounting principles, policies or practices (including any of its practices with respect to accounts receivable or accounts payable), except to the extent that any such changes in accounting principles, policies or practices shall be required by changes in GAAP;

(xix)            enter into any “non-compete” or similar Contract that would restrict the business of the Surviving Corporation or any of its Affiliates following the Effective Time;

(xx)            except as permitted pursuant to Section 5.1(b)(xx) of the MGEX Disclosure Schedule, enter into or amend any Contract between itself, on the one hand, or any of its respective Affiliates, employees, officers, directors or Members (or following the Demutualization, Stockholders), on the other hand, or otherwise enter into any Contract or transaction that if entered into prior to the date hereof would be required to be disclosed pursuant to Section 3.23;

(xxi)            (A) amend or modify any of its respective Organizational Documents, except for required rule amendments or modifications in a manner consistent with past practice and as otherwise agreed to in writing by Acquiror or (B) file with the CFTC any notice of such amendment or modification unless it shall simultaneously provide a written copy of such application to Acquiror;

(xxii)            take any action reasonably likely to (A) accelerate the payment of customer accounts receivables (including shortening payment terms, providing incentives for early payment or otherwise) or (B) delay the payment on accounts payable to suppliers, vendors or others; and

(xxiii)            authorize or enter into an agreement to do any of the foregoing set forth in Sections 5.1(b)(i) through (xxii) if MGEX, MGEX Holdings and/or MGEX Merger Sub would be prohibited by the terms of Sections 5.1(b)(i) through (xxii)  from doing the foregoing.

(c)            Each of MGEX and MGEX Holdings shall preserve its existing regulatory status in all jurisdictions, and shall not make any material change to its respective regulatory status in any jurisdiction other than as may be necessary to complete the transactions contemplated hereby (including, for the avoidance of doubt and not by way of limitation, the Demutualization).

(d)            Prior to making any written or oral communications to the directors, officers or employees of MGEX pertaining to compensation or benefit matters that are affected by the transactions contemplated hereby, MGEX shall provide Acquiror with a copy of the intended communication, Acquiror shall have a reasonable period of time to review and comment on the communication, and Acquiror and MGEX shall cooperate by providing any such mutually agreeable communication.

5.2            Acquisition Proposals.

(a)            Without limitation on any of MGEX’s, MGEX Holdings’ or MGEX Merger Sub’s other obligations under this Agreement, each of MGEX, MGEX Holdings and MGEX Merger Sub agrees that, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, it will not and will cause its respective officers, managers, directors, employees, investment bankers, consultants, advisors, representatives and other agents (collectively herein “Representatives”) and its subsidiaries and their respective Representatives not to:

(i)            participate in any discussions or negotiations with, provide any information (including the terms of this Agreement or any letter of intent or term sheet relating to the Mergers, whether orally or in writing), or to otherwise cooperate with, knowingly assist, or participate in, facilitate or encourage any effort by, any third party (or any representative of such third party) that has made, is seeking to make, has informed MGEX, MGEX Holdings or MGEX Merger Sub of any intention to make, or has announced or stated an intention to make, any proposal that constitutes an Acquisition Proposal;

(ii)            solicit, initiate or knowingly encourage any inquiries or the making of any Acquisition Proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or

(iii)            enter into any letter of intent, term sheet or similar agreement or other definitive agreement with respect to an Acquisition Proposal.

(b)            Within three (3) Business Days after receipt of an Acquisition Proposal, MGEX, MGEX Holdings or MGEX Merger Sub, as applicable, shall provide Acquiror with written notice of the material terms and conditions of such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or inquiry.

(c)            Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Member Approval:

(i)            the board of directors of MGEX shall be permitted to withhold, withdraw, qualify or modify its recommendation of the adoption or approval of this Agreement and the Merger (“Change in MGEX Recommendation”) subject to the following conditions:

(A)	it has received an unsolicited bona fide written Acquisition Proposal from a third party and its board of directors concludes in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal;

(B)	its board of directors after consultation with its outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law;

(C)	prior written notice shall have been provided to Acquiror that the MGEX board of directors is prepared to effect a Change in MGEX Recommendation, which notice shall attach the most current version of any written proposal relating to the transaction that constitutes such Superior Proposal;

(D)	Acquiror does not make, within five (5) Business Days after the receipt of such notice, a proposal that the board of directors of MGEX determines in good faith, after consultation with its financial advisors and outside legal counsel, is at least as favorable to the Members as such Superior Proposal or obviates the need for a Change in MGEX Recommendation for any reason other than a Superior Proposal; and

(E)	MGEX and its Representatives shall, during the five (5) Business Day period prior to its board of directors effecting a Change in MGEX Recommendation, negotiate in good faith with Acquiror and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Acquiror;

(ii)            each of MGEX and its board of directors shall be permitted to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, subject to the following conditions:

(A)	the MGEX board of directors concludes in good faith (after consultation with its outside legal counsel and financial advisors) that there is a reasonable likelihood that such Acquisition Proposal would result in a Superior Proposal;

(B)	the MGEX board of directors after consultation with its outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law;

(C)	prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the MGEX board of directors receives from such Person an executed confidentiality agreement with terms no less restrictive, in the aggregate, than those contained in the Confidentiality Agreement; and

(D)	neither MGEX, MGEX Holdings nor MGEX Merger Sub is then in material breach of its obligations under this Section 5.2.

(d)            Each of MGEX, MGEX Holdings, and MGEX Merger Sub, as applicable, shall, and shall cause its respective officers, directors, employees, agents and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Each of MGEX, MGEX Holdings and MGEX Merger Sub shall use reasonable best efforts to promptly inform its Representatives of the obligations set forth in this Section 5.2.

5.3            Preparation of Proxy Statement.

(a)            As promptly as reasonably practicable but no later than ten (10) days following the date hereof, MGEX shall, in connection with a meeting of MGEX Members (the “MGEX Member Meeting”), prepare and provide (in any manner permitted by the Organizational Documents of MGEX and applicable Law) to all Members notice of the MGEX Member Meeting and information materials which shall include a form of proxy together with a description of the adoption and approval of the Demutualization and a description of the transactions contemplated by this Agreement, including the Mergers and the other matters determined by MGEX (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”).

(b)            MGEX shall provide Acquiror with a reasonable opportunity to review and comment on the Proxy Statement and the Proxy Statement shall be in form and substance reasonably acceptable to Acquiror prior to providing it to the Members.

(c)            Acquiror shall provide such information relating to Acquiror as MGEX shall reasonably request for inclusion in the Proxy Statement, including but not limited to a detailed description of and risk factors relating to Acquiror’s business. Copies of the Acquiror Financial Statements shall be included with the Proxy Statement.

5.4            Stockholder Approval. Within twenty-four (24) hours of the execution and delivery of this Agreement, MGEX Holdings will call and give twenty (20) days’ notice of a meeting of its sole stockholder to obtain the Stockholder Approval, and shall deliver to Acquiror, within twenty-one (21) days of the execution and delivery of this Agreement, evidence of the Stockholder Approval.

5.5            Member Approval. In accordance with its Organizational Documents and the DGCL and subject to the provisions of Section 5.2, MGEX shall use its reasonable best efforts to obtain the Member Approval by calling, giving notice of, convening and holding the MGEX Member Meeting within forty-five (45) days following the date that the Proxy Statement is first mailed to the Members (the “Member Approval Date”), which approval shall be obtained in person at the MGEX Member Meeting or upon the receipt by MGEX of a Member proxy (in a form mutually agreed upon by the parties hereto). Once MGEX has received a Member’s proxy approving the Demutualization, it shall not permit or consent to any transfer of such Member’s MGEX Memberships, to the extent legally permissible. MGEX shall also deliver such notices and take such other actions as are required prior to the MGEX Member Meeting to comply with the provisions of Section 262(d)(1) of the DGCL, such that any Member entitled under Section 262 of the DGCL (the “Appraisal Rights Provisions”) to demand appraisal for its MGEX Memberships must do so before the taking of the vote on the Demutualization at the MGEX Member Meeting. The board of directors of MGEX shall recommend the approval of the Demutualization to the Members, and shall use its reasonable best efforts to solicit such approval subject to the provisions of Section 5.2.

5.6            Reasonable Best Efforts: Regulatory Filings and Other Actions.

(a)            Acquiror and MGEX shall cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Demutualization and the Mergers and the other transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, authorizations and other Permits (including all approvals and consents to be obtained from the CFTC) (collectively, “Consents”) necessary or advisable to be obtained from any third party and/or any Governmental Entity (if any) in order to consummate the transactions contemplated hereby, including the Mergers and the Demutualization. In furtherance and not in limitation of the foregoing, each of Acquiror and MGEX shall (i) make or cause to be made the filings required of such party under the HSR Act, if applicable, and the Commodity Exchange Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act, if applicable, for additional information, documents or other materials received by such party from the U.S. Federal Trade Commission (“FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or by any other Governmental Entity in respect of such filings or such transactions and (iii) act in good faith and reasonably cooperate with the other party in connection with any such filings (including, if requested by the other party, to accept all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act (if applicable), the Commodity Exchange Act, or other federal or state or other antitrust laws and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) with respect to any such filing or any such transaction. To the extent not prohibited by applicable Law, MGEX shall use all reasonable best efforts to furnish Acquiror all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each party shall give each other party reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction. Each party shall use reasonable efforts to give the other party prior notice of and the opportunity to attend or participate in any meeting or substantive conversation with any Governmental Entity in respect of any such filings, investigation or other inquiry, unless prohibited by such Governmental Entity. The parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act (if applicable) or the Commodity Exchange Act or other Antitrust Laws. Subject to the foregoing, MGEX shall take the lead in scheduling and conducting any meeting with any Governmental Entity, coordinating any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act (if applicable) or the Commodity Exchange Act or any other Antitrust Laws, including the timing of the initial filing, which will be made as promptly as practicable after the date of this Agreement.

(b)            Subject to Section 5.6(a), each of Acquiror and MGEX shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Antitrust Laws. Each of Acquiror and MGEX shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act, if applicable, or any other Antitrust Laws with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement. For purposes of this Section 5.6 subject to Section 5.6(c), the “reasonable best efforts” of each of MGEX and Acquiror means the taking any action avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity or any other Person so as to enable the parties to expeditiously consummate the Closing and the transactions contemplated hereby and will include but not be limited to opposing any motion, application or proceeding for a temporary, preliminary or permanent injunction or order against or preventing, restraining or delaying the consummation of the Closing or the transactions contemplated hereby.

(c)            Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed or be construed to require Acquiror or any of Acquiror’s Subsidiaries to agree to or take any action that would result in an Acquiror Substantial Detriment; provided, further, each of MGEX and MGEX Holdings shall not, and shall not permit any of its respective Affiliates to take any action or suffer to exist any obligation, condition, qualification, limitation, restriction or requirement that would reasonably be expected to result in an Acquiror Substantial Detriment without the prior written consent of Acquiror.

5.7            Access and Confidentiality. Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, MGEX shall afford Acquiror and its Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, MGEX shall furnish promptly to Acquiror and its Representatives all information concerning such party’s business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by MGEX; provided, further, that the foregoing shall not require MGEX to (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of MGEX would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if MGEX shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure and such third-party has not granted its consent, or (ii) to disclose any privileged or competitively sensitive information of MGEX. All requests for information made pursuant to this Section 5.7 shall be directed to the Chief Executive Officer of MGEX, or such other Person as may be designated by MGEX. All such information shall be governed by the terms of the Confidentiality Agreement and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

5.8            Publicity. The initial press release regarding the Mergers shall be a joint press release, to be issued jointly by Acquiror and MGEX on the date that the Proxy Statement is first mailed to the Members or such earlier date mutually agreed to by the parties hereto. Acquiror and MGEX shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Notwithstanding the foregoing, (a) without Acquiror’s prior written consent, unless otherwise required by applicable Law and other than the Proxy Statement, MGEX shall not, and shall not permit its respective Affiliates, agents or Representatives to, issue any press release or other written statement or, to the extent practical, otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby and (b) without MGEX’s prior written consent, unless otherwise required by applicable Law, Acquiror shall not, and shall not permit its Affiliates, agents or Representatives to, issue any press release or other written statement or, to the extent practical, otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.5, neither Acquiror nor MGEX shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

5.9            Employee Matters.

(a)            For the [****] period beginning at the Effective Time (or, with respect to any Affected Employee (as defined below), such shorter period following the date hereof that such employee is employed by Acquiror or its Affiliates (the “Benefit Continuation Period”)), Acquiror shall provide or cause to be provided to each individual who is employed as of the Effective Time by MGEX and who elects to remain employed by MGEX, (such employees collectively, the “Affected Employees”) (i) except as set forth on Section 5.9(a)(i) of the MGEX Disclosure Schedule, continued employment in substantially the same role and title occupied by such Affected Employee immediately prior to the Effective Time and the employee organizational chart of MGEX shall remain substantially the same, (ii) base salary in an amount no less than [****]% of the base salary provided to the Affected Employee immediately prior to the Effective Time, (iii) an annual cash bonus opportunity that is [****] the annual cash bonus opportunity provided to the Affected Employee immediately prior to the Effective Time, (iv) awards of stock or options to certain Affected Employees in such amounts and subject to such terms (including vesting) to be determined at the sole discretion of Acquiror in accordance with Acquiror’s stock incentive plans in effect during the Benefit Continuation Period, and (v) employee benefits, including retirement, health, dental, vision and Section 125 cafeteria plan benefits (other than retiree health or welfare benefits, defined benefit pension benefits and nonqualified deferred compensation benefits) that are no less favorable in the aggregate than the greater of either (x) those provided to the Affected Employee immediately prior to the Effective Time, or (y) those provided by Acquiror to similarly situated employees of Acquiror or its Affiliates (other than MGEX) from time to time; provided, that, in either case, Acquiror shall provide (or cause to be provided) each Affected Employee with employee and employer contributions, including but not limited to nonelective, profit sharing and matching contributions, in an amount and percentage during the Benefit Continuation Period that are no less favorable and upon the same terms (including, but not limited to eligibility and service), in each case, than the employee and employer contributions available under the Minneapolis Grain Exchange Employee Savings Plan and Trust (“MGEX 401(k) Plan”) as of the day immediately preceding the Closing Date of this Agreement. Without limiting the generality of the foregoing, during the Benefit Continuation Period, Acquiror shall provide or cause to be provided to each Affected Employee who suffers a termination of employment by MGEX without cause, severance benefits in amounts and on terms and conditions no less favorable in the aggregate to such Affected Employee than such Affected Employee would have received as of the date hereof under the severance plans, programs, policies and arrangements applicable to such Affected Employee and set forth on Section 5.9(a)(ii) of the MGEX Disclosure Schedule, subject to such Affected Employee’s execution of a general release of claims in favor of the Acquiror and its Affiliates in a form satisfactory to the Acquiror that becomes effective and non-revocable within sixty (60) days following such termination.

(b)            Each of MGEX and Acquiror shall consult with the other party in good faith and in a reasonably timely manner in advance of any material communications with Affected Employees regarding the impact of the transactions contemplated under this Agreement.

(c)            The provisions of this Section 5.9 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to (i) constitute the establishment of or an amendment to any employee benefit plan or other compensation and benefits plans maintained for or provided to any Affected Employees or any other Persons prior to or following the Closing Date, (ii) obligate Acquiror or its Affiliates to maintain any particular benefit plan program, policy, agreement or arrangement, (iii) prohibit Acquiror or its Affiliates from terminating or modifying the employment or engagement of any particular Affected Employee or (iv) confer upon or give to any Person (including, for the avoidance of doubt, any Affected Employee or any current or former employees, directors, or independent contractors of MGEX or any of its Affiliates), other than the parties hereto, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.9 under or by reason of any provision of this Agreement. Nothing contained in this Section 5.9, express or implied, is intended to prohibit the right of Acquiror or any of its Affiliates from reducing, adjusting or otherwise changing the base salary, hourly wage rate or other cash compensation payable to any Person if such reduction, adjustment or other change applies to similarly situated employees of Acquiror or any of its Affiliates as a result of, in connection with, or related to, COVID-19, a pandemic, stay at home or shelter in place orders, or other similar events that materially impact Acquiror and its Affiliates.

5.10            Section 280G. To the extent necessary to avoid the application of Section 280G of the Code and the Treasury Regulations thereunder, as soon as reasonably practicable following the date of this Agreement, MGEX shall (i) use commercially reasonable efforts to obtain waivers (in form and substance reasonably satisfactory to Acquiror) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i), solicit the approval of the equityholders of MGEX of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the Treasury regulations thereunder, in a manner and with a disclosure document that shall be in form and substance reasonably satisfactory to Acquiror. MGEX shall provide Acquiror with copies of all Section 280G-related documents, including, without limitation, any Section 280G analysis prepared by MGEX (or any third-party engaged for such purpose), the disclosure document, waivers and consents, for Acquiror’s review and approval (which approval shall not be unreasonably withheld or delayed). Prior to the Closing Date, MGEX shall deliver to Acquiror the results of any vote of the equity holders of MGEX that was solicited in accordance with the foregoing provisions of this Section 5.10.

5.11            401(k) Plan. MGEX shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, the MGEX 401(k) Plan, unless Acquiror or one of its Affiliates, in its sole and absolute discretion, agrees to sponsor and maintain the MGEX 401(k) Plan by providing MGEX with written notice of such election at least ten (10) days before the Closing. Unless Acquiror or one of its Affiliates provides such notice to MGEX, Acquiror shall receive from MGEX, prior to the Closing, evidence that the board of directors of MGEX or its applicable Affiliate has adopted resolutions to terminate the MGEX 401(k) Plan, effective no later than the date immediately preceding the Closing Date. In the event that the distributions of assets from the trust of the MGEX 401(k) Plan is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon MGEX or plan sponsor, then MGEX shall use commercially reasonable efforts in communication with third party providers assisting in the operation of the MGEX 401(k) Plan to take (or cause to be taken) such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate to the extent feasible in writing to Acquiror prior to the Closing. MGEX shall take (or cause to be taken) such other actions in furtherance of terminating the MGEX 401(k) Plan as Acquiror may reasonably require. If Acquiror, in its sole and absolute discretion, agrees to sponsor and maintain the MGEX 401(k) Plan, MGEX shall amend the MGEX 401(k) Plan, effective as of the Closing, to the extent necessary, to limit participation to employees of MGEX and to exclude all employees of Acquiror and its Affiliates (other than MGEX) from participation in the such plan.

5.12            Expenses. Except as set forth in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed in connection with the Merger, and (b) all reasonable and documented Expenses associated with the HSR Act, if applicable, shall be borne solely by Acquiror. Each of MGEX and MGEX Holdings shall exercise its respective reasonable best efforts to keep the Expenses of MGEX, MGEX Holdings and its Affiliates as of the Closing Date less than $[****] (the “Expense Cap”).

5.13            Indemnification. From and after the Effective Time, Acquiror shall (a) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of MGEX and MGEX Holdings (in all of their capacities) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by MGEX and MGEX Holdings pursuant to the respective certificates of incorporation of MGEX and MGEX Holdings in existence on the date hereof, and (b) include and cause to be maintained in effect MGEX’s (or any successor’s) and MGEX Holdings’ (or any successor’s) certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Organizational Documents of MGEX and MGEX Holdings. Prior to the Effective Time, MGEX shall, at its own expense, purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by MGEX; provided, that MGEX shall not be obligated to pay a premium for such “tail” coverage any amounts above 250% of the most recent annual premium of the current directors’ and officers’ liability insurance and fiduciary liability insurance policies. The obligations of Acquiror under this Section 5.13 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.13 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 5.13 applies shall be third party beneficiaries of this Section 5.13).

5.14            Other Actions by Acquiror and MGEX.

(a)            If any takeover statute is or may become applicable to the Mergers or the other transactions contemplated hereby, each of Acquiror and MGEX Holdings and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Mergers, and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b)            Until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, (i) Acquiror shall promptly advise MGEX Holdings of any change or event that it believes would or would reasonably be likely to cause or constitute an Acquiror Material Adverse Effect or a material breach of any of its representations, warranties or covenants contained herein such that the condition contained in Section 6.2(a) or 6.2(b) shall no longer be capable of satisfaction; and (ii) MGEX Holdings shall promptly advise Acquiror of any change or event that it believes would or would reasonably be likely to cause or constitute a Company Material Adverse Effect or a material breach of any of its representations, warranties or covenants contained herein such that the condition contained in Section 6.3(a) or 6.3(b) shall no longer be capable of satisfaction.

5.15            Operation of the Exchange.

(a)            For a period of not less than two years after the Closing Date (the “Post-Closing Trading Period”), Acquiror shall cause MGEX to continue to make available to the Trading Permit Holders the opportunity to trade HRSW Contracts on the Post-Closing Exchange pursuant to the Post-Closing Rules and upon the schedule of exchange and clearing fees for each such Trading Permit Holder.

(b)            Acquiror shall cause MGEX to continue to maintain the HRSW committee of the board of directors of MGEX (the “HRSW Committee”) substantially in accordance with the policies and procedures in place immediately prior to the Closing, and provided further that the initial members of the HRSW Committee following the Effective Time shall include such members serving on the HRSW Committee immediately prior to the Closing; provided, however, such members and any future members must be approved by Acquiror, such approval not to be unreasonably withheld or delayed.

(c)            In the Demutualization, each Trading Permit Holder will receive a non-transferrable Trading Permit, conferring uninterrupted trading rights in MGEX-listed agricultural products at the discounted transaction fee structure in existence as of the date of this Agreement.

(d)            Acquiror covenants and agrees that MGEX and the Post-Closing Exchange shall continue to utilize the names “Minneapolis Grain Exchange” and “MGEX” in connection with the business of the Post-Closing Exchange.

(e)            Prior to the Effective Time, Acquiror and the Merger Sub will have made all necessary arrangements for the clearing of trades anticipated to occur on the Post-Closing Exchange.

(f)            Promptly following the date of this Agreement, each of Acquiror and MGEX shall prepare the Post-Closing Rules in form and substance reasonably acceptable to Acquiror and MGEX, which Post-Closing Rules shall be effective as of the Effective Time.

(g)            Promptly following the date of this Agreement, MGEX shall prepare, and consult with Acquiror regarding, all necessary filings and notices to the CFTC or other governmental authority that may be necessary or advisable in connection with the Demutualization, the Mergers and in order to commence operations of the Post-Closing Exchange at the Effective Time pursuant to the Post-Closing Rules. Prior to the Effective Time, MGEX may modify or amend its Organizational Documents or those of MGEX Holdings or MGEX Merger Sub or the Post-Closing Rules (to the extent in effect as of such time) in response to requirements imposed by, or comments received from, the CFTC or its staff or any other governmental authority with lawful jurisdiction with the prior written consent of Acquiror, such consent not to be unreasonably withheld or delayed.

5.16            Tax Matters.

(a)            Acquiror shall prepare and file or cause to be prepared and filed all Tax Returns with the appropriate federal, state, local and foreign Tax Authorities relating to MGEX for periods ending on or prior to the date of this Agreement and due (as extended) after the Closing Date. Acquiror shall prepare and file, or cause to be prepared and filed, any other Straddle Period Tax Returns required to be filed by MGEX and Acquiror shall cause MGEX to pay the Taxes shown to be due thereon. “Straddle Period” means all tax periods that begin prior to the Closing but include (and end after) the Closing Date.

(b)            MGEX and Acquiror will each provide the other, and subsequent to the Closing, Acquiror will cause MGEX to provide the Members with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any Tax Authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 5.16(b) or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes will be kept confidential by the parties.

(c)            Acquiror and the Surviving Corporation will maintain all Tax records, working papers and other supporting financial records and documents relating to the Tax Returns for Tax periods ending on or before the Closing Date filed by MGEX for all open years. Such Tax Returns will be delivered to and maintained by Acquiror for a period of six years after the Closing, and Acquiror will make the same available to the Members or their agents at reasonable times for inspection and copying.

5.17            Member Litigation. Each of MGEX and MGEX Holdings shall promptly advise Acquiror in writing of any litigation brought by a Member or Stockholder against MGEX or MGEX Holdings, as applicable, or its respective officers or directors, relating to the Demutualization, the Mergers, this Agreement or the transactions contemplated hereby, and shall keep Acquiror fully informed regarding any such litigation. Each of MGEX and MGEX Holdings shall provide to Acquiror the opportunity to participate in such litigation, subject to a customary joint defense agreement, shall give due consideration to Acquiror’s advice with respect to such litigation and shall not settle or offer to settle any such litigation without the prior written consent of Acquiror.

5.18            Demutualization. Promptly following the receipt of Member Approval and any necessary Consents from any Governmental Entity to effect the Demutualization and prior to the Closing Date, MGEX shall consummate the Demutualization in accordance with the terms set forth in the plan attached hereto as Exhibit C (the “Demutualization Plan”).

5.19            Accredited Investor Certification. Each of MGEX and MGEX Holdings acknowledges and agrees that the shares of Acquiror Common Stock to be issued as consideration in the Merger will not be registered under the Securities Act and will be transferred in reliance upon an exemption thereunder for transactions not involving a public offering. Notwithstanding anything to the contrary in this Agreement, Acquiror Common Stock shall only be issued to any Member who is an accredited investor within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act. In furtherance of the foregoing, each of MGEX, MGEX Holdings and Acquiror shall do, and shall cause its respective officers, directors and employees to do, all things reasonably to ensure that a sufficient number of Members and/or Stockholders have executed and properly delivered a Certification to the Exchange Agent to the extent such Member (or following the Demutualization, Stockholder) would be deemed an “accredited investor” within the meaning of SEC Rule 501 of Regulation D such that at least eighty percent (80%) of the value of the shares of MGEX Holdings Common Stock can be exchanged for Acquiror Common Stock, to be held by Accredited Investors only.

5.20            MGEX Board. For the two-year period beginning at the Effective Time, no changes shall be made to the compensation of the MGEX board of directors or the composition of the MGEX board of directors, except as mutually approved by Acquiror and the Chief Executive Officer of MGEX.

5.21            Merger Sub Stockholder Approval and Merger Sub 2 Member Approval. Within twenty-one (21) days of the execution and delivery of this Agreement, Acquiror shall deliver to MGEX and MGEX Holdings, evidence that the Acquiror, as the sole stockholder of Merger Sub and as the sole member of Merger Sub 2, has approved this Agreement, the Mergers and the other transactions contemplated hereby.

5.22            Acquiror 2019 Audited Financial Statements. Acquiror shall deliver to MGEX true and complete copies of the audited consolidated financial statements of Acquiror for the fiscal year ended December 31, 2019 (the “Acquiror 2019 Audited Financial Statements”) within two (2) business days after Acquiror’s receipt of such Acquiror 2019 Audited Financial Statements, but in any event prior to the Closing Date.

5.23            Compliance with Appraisal Rights Provisions. From and after the Effective Time, Acquiror shall cause MGEX to comply with the Appraisal Rights Provisions in connection with any MGEX Memberships with respect to which appraisal rights are properly exercised and perfected in the Demutualization Merger (the “Dissenting Memberships”). Acquiror shall pay to each holder of any Dissenting Membership the amount due to such holder, as may be determined by agreement with such holder or by the final, binding and non-appealable judgment, determination, decree or other order of a court or other Governmental Entity of competent jurisdiction, in accordance with the Appraisal Rights Provisions.

ARTICLE VI
Conditions

6.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)            This Agreement shall have been duly adopted and approved by MGEX as the sole stockholder of MGEX Holdings pursuant to the Stockholder Approval in accordance with applicable Law and the Organizational Documents of MGEX Holdings.

(b)            MGEX shall have received the Member Approval.

(c)            MGEX and its Members shall have effectuated the Demutualization in accordance with the Demutualization Plan and in a manner which qualifies as a tax-free share exchange under applicable law including Internal Revenue Code Section 368(a)(1)(E) or 368(a)(1)(F) and related provisions.

(d)            The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, if applicable.

(e)            Subject to Section 5.6(c), all Consents required to be obtained prior to the Effective Time by MGEX, Acquiror or any of Acquiror’s Subsidiaries from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the parties hereto shall have been obtained (all such required Consents being referred to herein as the “Requisite Regulatory Approvals”).

(f)            No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger, the Demutualization or the other transactions contemplated hereby (collectively, an “Order”).

(g)            This Agreement shall have been duly adopted and approved by Acquiror as the sole stockholder of Merger Sub and as the sole member of Merger Sub 2 in accordance with applicable Law and the Organizational Documents of Merger Sub and Merger Sub 2.

(h)            MGEX shall have received each of the consents set forth in Section 3.17(b)(ii) of the MGEX Disclosure Schedule.

6.2            Conditions to Obligations of MGEX Holdings. The obligation of MGEX Holdings to effect the Merger is also subject to the satisfaction or waiver by MGEX Holdings at or prior to the Effective Time of the following conditions:

(a)            (i) Each of the representations and warranties of Acquiror and Merger Sub set forth in this Agreement that is qualified as to Acquiror Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) each of the representations and warranties of Acquiror and Merger Sub set forth in this Agreement that is not qualified as to Acquiror Material Adverse Effect (reading such representations and warranties without regard to any materiality qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Acquiror Material Adverse Effect, (iii) each of the representations and warranties of Acquiror set forth in Sections 4.2, 4.3, 4.7 and 4.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), and (iv) MGEX Holdings shall have received at the Closing a certificate signed on behalf of Acquiror by a duly authorized officer of Acquiror certifying the matters set forth in clauses (i), (ii) and (iii) of this Section 6.2(a).

(b)            Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and MGEX Holdings shall have received a certificate signed on behalf of Acquiror by a duly authorized officer of Acquiror to such effect.

(c)            The issuance of all shares of Acquiror Common Stock contemplated by this Agreement in connection with the Merger shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Regulation D and the equivalent state “blue sky” law.

(d)            MGEX Holdings shall have received an executed counterpart to the Exchange Agent Agreement, signed by each party thereto other than MGEX Holdings.

(e)            MGEX shall have received the Acquiror 2019 Audited Financial Statements, and such Acquiror 2019 Audited Financial Statements shall be consistent with the Acquiror Interim Financial Statements in all material respects.

(f)            Since the date hereof, no Acquiror Material Adverse Effect shall have occurred.

6.3            Conditions to Obligation of Acquiror. The obligation of Acquiror to effect the Merger is also subject to the satisfaction or waiver by Acquiror at or prior to the Effective Time of the following conditions:

(a)            (i) Each of the representations and warranties of MGEX, MGEX Holdings and MGEX Merger Sub set forth in this Agreement that is qualified as to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) each of the representations and warranties of MGEX, MGEX Holdings and MGEX Merger Sub set forth in this Agreement that is not qualified as to Company Material Adverse Effect (reading such representations and warranties without regard to any materiality qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (iii) each of the representations and warranties of MGEX, MGEX Holdings and MGEX Merger Sub, as applicable, set forth in Sections 3.2, 3.3, 3.4, 3.5, and 3.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), and (iv) Acquiror shall have received at the Closing a certificate signed on behalf of MGEX Holdings by the duly authorized officer of MGEX Holdings certifying the matters set forth in clauses (i), (ii) and (iii) of this Section 6.3(a).

(b)            Each of MGEX and MGEX Holdings shall have performed (i) in all respects the obligations under Section 2.5, and (ii) in all material respects all other obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror shall have received a certificate signed on behalf of MGEX Holdings by the duly authorized officer of MGEX Holdings to such effect.

(c)            All of the Requisite Regulatory Approvals that have been obtained shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would be reasonably expected to result in an Acquiror Substantial Detriment, and no Governmental Entity shall have instituted any proceeding seeking any Order if such Order would result in, or would be reasonably likely to result in, an Acquiror Substantial Detriment.

(d)            The cash portion of the Total Merger Consideration shall not be in excess of Maximum Aggregate Cash Consideration.

(e)            Since the date hereof, no Company Material Adverse Effect shall have occurred.

(f)            The Building Remediation Amount, if any, and Title Cure Amount, if any, in the aggregate, shall be less than $5,000,000.

(g)            Net Working Capital as of the close of business on the Closing Date shall not be less than $300,000.

(h)            Members of no more than five percent (5%) of the MGEX Memberships that are issued and outstanding immediately prior to the effective time of the Demutualization Merger, in the aggregate, shall have demanded, and not withdrawn, such holders’ right to appraisal of such MGEX Memberships in accordance with Section 262 of the DGCL in connection with the Demutualization Merger.

(i)            Acquiror shall have received each of following deliverables:

(i)            an executed counterpart to the Exchange Agent Agreement, signed by each party thereto other than Acquiror;

(ii)            a statement, meeting the requirements of Treasury Regulation §1.1445-2(c) to the effect that shares of MGEX Holdings Common Stock of MGEX Holdings do not constitute a “United States real property interest” within the meaning of Section 897 of the Code and the Treasury Regulations thereunder; it being understood that if MGEX Holdings fails to deliver such a statement, Acquiror will waive the condition contained in this Section 6.3(i)(ii) and withhold in accordance with Section 1445 of the Code and the Treasury Regulations thereunder, and all such withheld amounts will be considered paid to the Person in respect of whom such withholding was made; and

(iii)            from the Title Company an owner’s policy of title insurance (or an endorsement to an existing owner’s policy of title insurance) with respect to the Owned Real Property in a form reasonably satisfactory to Acquiror.

ARTICLE VII
Termination

7.1            Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval or Member Approval by mutual written consent of Acquiror and MGEX Holdings by duly authorized action.

7.2            Termination by Either MGEX, MGEX Holdings or Acquiror. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time either by MGEX, by action of the sole director of MGEX Holdings or by Acquiror if:

(a)            Outside Date Termination. The Merger shall not have been consummated by December 31, 2020 (the “Termination Date”), whether such date is before or after the date of the receipt of the Member Approval; provided, however, that in the event that, as of December 31, 2020, all conditions to Closing set forth in ARTICLE VI have been satisfied or waived (other than such conditions that by their terms are satisfied at or immediately prior to the Closing) other than the conditions set forth in Section 6.1(d) and (e), the Termination Date may be extended from time to time by mutual agreement of Acquiror and MGEX Holdings by up to two consecutive periods not to exceed an aggregate of ninety (90) days for each such extension (such date, including any such permitted extensions thereof, the “Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated;

(b)            Regulatory Termination. (i) Any Governmental Entity which must grant a Requisite Regulatory Approval has denied such grant, whether orally or in writing, and such denial has become final, binding and non-appealable, (ii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after receipt of the Member Approval) or (iii) any Governmental Entity which must grant a Requisite Regulatory Approval has conditioned such grant, whether orally or in writing, in a manner that Acquiror reasonably determines would be reasonably likely to result in an Acquiror Substantial Detriment, and such condition has become final, binding and non-appealable;

(c)            Member Approval Date Termination. If the Member Approval is not obtained by the Member Approval Date; or

(d)            Member Approval Termination. If the board of directors of MGEX has not effected a Change in MGEX Recommendation, the MGEX Member Meeting has occurred as provided in Section 5.5 and the Member Approval is not obtained.

7.3            Termination by Acquiror. This Agreement may be terminated and the Merger may be abandoned at any time prior to (x) in the case of clause (a) below, the receipt of the Member Approval referred to in Section 6.1(b), and (y) in the case of clauses (b) and (c), below, the Effective Time, whether before or after the receipt of the Member Approval referred to in Section 6.1(b) and by duly authorized action of the Acquiror:

(a)            Change in Recommendation Termination. If the board of directors of MGEX shall have effected a Change in MGEX Recommendation; or

(b)            MGEX Breach Termination. If MGEX or MGEX Holdings shall have breached in any material respect any of its representations or warranties contained in this Agreement or failed to perform in any material respect any of its covenants or agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition in Section 6.3(a) or 6.3(b) and (i) is not curable or (ii) if curable, is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is ten (10) days after the date that written notice thereof is given by Acquiror to MGEX and/or MGEX Holdings, as applicable; or

(c)            Building Remediation Termination. If the Building Remediation Amount, if any, and the Title Cure Amount, if any, in the aggregate, exceed $5,000,000.

7.4            Termination by MGEX or MGEX Holdings. This Agreement may be terminated and the Merger may be abandoned at any time prior to (x) in the case of clause (a) below, the receipt of the Member Approval referred to in Section 6.1(b) and (y) in the case of clause (b), below, the Effective Time, whether before or after receipt of the Member Approval referred to in Section 6.1(b), and, in either case, by action of the board of directors of MGEX or the sole director of MGEX Holdings:

(a)            Superior Proposal Termination. If:

(i)            MGEX and/or MGEX Holdings are not in breach in any material respect of any other term of this Agreement;

(ii)            the board of directors of MGEX effects a Change in MGEX Recommendation and authorizes MGEX to enter into a binding written agreement providing for a transaction that constitutes a Superior Proposal; and

(iii)            Acquiror does not make, within five (5) Business Days of receipt of MGEX’s written notification pursuant to Section 5.2(c)(i)(C), an offer that the board of directors of MGEX determines, in good faith after consultation with its financial advisors and outside legal counsel, would cause the transaction that is the subject of such notification, in light of such offer, to no longer be a Superior Proposal; or

(b)            Acquiror Breach Termination. If Acquiror shall have breached in any material respect any of its representations or warranties contained in this Agreement or failed to perform in any material respect any of its covenants or agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition in Section 6.2(a), 6.2(b) or 6.2(e) and (i) is not curable or (ii) if curable, is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is ten (10) days after written notice thereof is given by MGEX to Acquiror.

7.5            Effect of Termination and Abandonment; Termination Fee; Expenses. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives) except as otherwise provided in this Agreement; provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any fraud, willful or intentional breach of this Agreement.

(a)            Acquiror Termination Fee. MGEX and its Affiliates shall pay to Acquiror a termination fee equal to [****]% ([****] percent) of the aggregate consideration paid by the purchaser(s) in the Alternative Transaction (the “Acquiror Termination Fee”), by wire transfer of immediately available funds within one (1) Business Day following the closing of such Alternative Transaction if:

(i)            Member Approval Termination Fee. (A) this Agreement is terminated by Acquiror, MGEX or MGEX Holdings pursuant Section 7.2(d) (Member Approval Termination); (B) Acquiror is not otherwise in breach in any material respect of any of its covenants or obligations in this Agreement; and (C) within 9 months after the date of such termination, MGEX and/or its Affiliates closes the transactions contemplated by any Acquisition Proposal.

(ii)            Change in Recommendation Termination Fee. (A) this Agreement is terminated by Acquiror pursuant to Section 7.3(a)  (Change in Recommendation Termination) and, in accordance with Section 7.3(a), prior to receipt of the Member Approval; (B) Acquiror is not otherwise in breach in any material respect of any of its covenants or obligations in this Agreement; and (C) within 12 months after the date of such termination, MGEX and/or its Affiliates enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Acquisition Proposal.

(iii)            MGEX Breach Termination Fee. (A) this Agreement is terminated by Acquiror pursuant to Section 7.3(b) (MGEX Breach Termination) and, in accordance with Section 7.3(b), prior to the Effective Time; (B) Acquiror is not otherwise in breach in any material respect of any of its covenants or obligations in this Agreement; and (C) within 12 months after the date of such termination, MGEX and/or its Affiliates enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Acquisition Proposal. For the avoidance of doubt, the requirement described in (C) of the preceding sentence shall be deemed to be satisfied as of the date of termination of this Agreement in the event of a termination of this Agreement by Acquiror following a breach by MGEX caused by MGEX and/or its Affiliates entering into a definitive agreement relating to an Alternative Transaction (“Alternative Transaction No. 1”). Notwithstanding the foregoing and for the avoidance of doubt, in the event that Alternative Transaction No. 1 fails to close for any reason on or prior to the 12 month anniversary of the termination of this Agreement, and MGEX and/or its Affiliates subsequently consummates a transaction pursuant to a new Acquisition Proposal (a “Subsequent Alternative Transaction”) within the 12 month period following the termination of this Agreement by Acquiror pursuant to Section 7.3(b), Acquiror shall be entitled to receive the Acquiror Termination Fee based on the aggregate consideration paid by the purchaser(s) in the Subsequent Alternative Transaction.

(iv)            Superior Proposal Termination Fee. (A) this Agreement is terminated by MGEX or MGEX Holdings pursuant to Section 7.4(a) (Superior Proposal Termination) and, in accordance with Section 7.4(a), prior to receipt of the Member Approval; (B) Acquiror is not otherwise in breach in any material respect of any of its covenants or obligations in this Agreement; and (C) within 12 months after the date of such termination, MGEX and/or its Affiliates enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Acquisition Proposal.

(b)            Acquiror Transaction Expenses. MGEX shall promptly pay following the termination of this Agreement to Acquiror the Expenses actually incurred by Acquiror, Merger Sub and its respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, provided, that, in no event shall Acquiror Expenses exceed an amount equal to $[****] (“Acquiror Transaction Expenses”) if this Agreement is terminated:

(i)           Change in Recommendation Transaction Expenses. By Acquiror pursuant to Section 7.3(a) (Change in Recommendation Termination) and, in accordance with Section 7.3(a), prior to receipt of the Member Approval; provided, that Acquiror is not otherwise in breach in any material respect of any of its covenants or obligations in this Agreement.

(ii)            MGEX Breach Transaction Expenses. By Acquiror pursuant to Section 7.3(b) (MGEX Breach Termination) and, in accordance with Section 7.3(b), prior to the Effective Time; provided, that Acquiror is not otherwise in breach in any material respect of any of its covenants or obligations in this Agreement.

(iii)            Superior Proposal Expense Reimbursement. By MGEX and/or MGEX Holdings pursuant to Section 7.4(a) (Superior Proposal Termination); provided, that Acquiror is not otherwise in breach in any material respect of any of its covenants or obligations in this Agreement.

(c)            MGEX Transaction Expenses. Acquiror shall promptly pay following the termination of this Agreement to MGEX the Expenses actually incurred by MGEX, MGEX Holdings and MGEX Merger Sub on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, provided, that, in no event shall MGEX Transaction Expenses exceed an amount equal to $[****] (the “MGEX Transaction Expenses”) if this Agreement is terminated by MGEX pursuant to Section 7.4(b) (Acquiror Breach Termination) and, in accordance with Section 7.4(b), prior to the Effective Time; provided, that MGEX is not otherwise in breach in any material respect of any of its covenants or obligations in this Agreement.

(d)            In the event that MGEX or Acquiror shall be obligated to pay the Acquiror Termination Fee, Acquiror Transaction Expenses or MGEX Transaction Expenses, as applicable, and without limiting the terms set forth in the last sentence of this Section 7.5(d), the actual receipt by Acquiror of the Acquiror Termination Fee and Acquiror Transaction Expenses or by MGEX of the MGEX Transaction Expenses, as applicable, shall be deemed to be liquidated damages and the sole and exclusive remedy of Acquiror or MGEX or their respective Affiliates, as applicable, except in the case of the case of fraud, or a willful or intentional breach of this Agreement. For the avoidance of doubt, the obligation to pay any Acquiror Transaction Expenses when due shall be in addition to, and not in lieu of, any Acquiror Termination Fee payable hereunder if this Agreement is terminated. So long as this Agreement shall not have been terminated, each of MGEX and Acquiror shall be entitled to pursue both a grant of specific performance under Section 9.14 and the payment of the Acquiror Termination Fee, Acquiror Transaction Expenses or MGEX Transaction Expenses, as applicable, under this ARTICLE VII, but under no circumstances shall MGEX or Acquiror, as applicable, be permitted or entitled to receive both a grant of specific performance under Section 9.14 and any monetary damages for pre-Closing breaches of this Agreement, including the Acquiror Termination Fee or the MGEX Transaction Expenses, as applicable.

ARTICLE VIII
Definitions

8.1        Definitions. For purposes of this Agreement, the following terms when used herein shall have the respective meanings set forth below:

“Accredited Investor” means any Member (or following the Demutualization, any Stockholder) who has completed and delivered to MGEX (or MGEX Holdings, as applicable), the Acquiror and/or the Exchange Agent no later than five (5) Business Days prior to the Closing Date an investor questionnaire certifying that such Person is an “accredited investor” as defined in Rule 501 of the Securities Act, together with such other documentation required by such questionnaire.

“Acquiror Common Stock” means the voting common stock of Acquiror, par value $0.001 per share.

“Acquiror Material Adverse Effect” means any change, development, circumstance, effect, event or fact that has had, or would reasonably be expected to have material adverse effect on (a) the business, liabilities results of operations or financial condition of Acquiror and its Subsidiaries, taken as a whole, or (b) the ability of Acquiror and Merger Sub to consummate the Merger in accordance with the terms of this Agreement prior to the Termination Date; provided, however, that the following shall not be considered in determining whether an Acquiror Material Adverse Effect has occurred: (i) any change or development in economic, business or options exchange conditions generally; (ii) any change or development to the extent resulting from the execution or announcement of this Agreement or the transactions contemplated hereby; (iii) any action or omission by Acquiror or Merger Sub that is expressly required by this Agreement; (iv) the announcement, commencement or continuation of any war or armed hostilities or the occurrence of any act or acts of terrorism in the United States; or (v) any effect arising from or relating to any change in GAAP or any change in applicable laws, rules or regulations or the interpretation thereof, except, in the cases of clauses (i), (iv) and (v), solely to the extent that such change or development affects Acquiror and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other securities exchanges operating in the United States.

“Acquiror Non-Voting Common Stock” means the non-voting common stock of Acquiror, par value $0.001 per share.

“Acquiror Share Price” means $7.25.

“Acquiror Substantial Detriment” means making proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws (i) providing for the license, sale or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or categories of assets of Acquiror, its Subsidiaries or MGEX, (ii) imposing or seeking to impose any limitation on the ability of Acquiror, its Subsidiaries or MGEX to conduct their respective businesses (including, with respect to, market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of MGEX or Acquiror or its Subsidiaries that, in the case of (i) and (ii), individually or in the aggregate would reasonably be expected to result in (A) a material adverse effect on the expected benefits from the transactions contemplated by this Agreement; or (B) a material adverse effect on Acquiror, its Subsidiaries, or the Surviving Corporation following the Effective Time, or (iii) providing for the divestiture, sale or other disposition of the HRSW Contract.

“Acquisition Proposal” means any offer or proposal for, or any indication of interest in, an Alternative Transaction, in each case other than the transactions contemplated hereby.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with that Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Alternative Transaction” means any proposal or offer for a direct or indirect (i) merger, tender offer, exchange offer, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving MGEX or MGEX Holdings, (ii) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of 100% or more of the fair value of the assets of MGEX, in one or a series of related transactions, or (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of the beneficial ownership of securities representing one hundred percent (100%) or more of the voting power of MGEX’s voting securities.

“Building Remediation Amount” means the total cost associated with all items identified in the Building Remediation Report which are necessary repairs, as such costs are reasonably determined by Acquiror or its consultants.

“Building Remediation Report” means the reports to be obtained by Acquiror prepared by a duly licensed and qualified real estate appraisal firm and/or other consulting firms (including any environmental engineering firm) selected by Acquiror at its sole discretion, which shall set forth, in reasonable detail, an itemized schedule of all repairs, replacement of equipment, environmental remediation or similar deficiencies existing on the Owned Real Property as of the date of the applicable report, which are necessary or advisable to be corrected in order to own and operate the Owned Real Property substantially in a manner consistent with the operation of the Owned Real Property as of the date of this Agreement and for the two year period following the Closing Date, or which is necessary to correct any violations of applicable Laws in existence as of the date of this Agreement or as of the Closing Date, together with a good faith estimate of the costs associated therewith.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks located in New York, New York, are authorized or required to close under applicable banking laws.

“Commodity Exchange Act” means the Commodity Exchange Act, 7 U.S.C. §§ 1, et seq., as amended, and the rules and regulations promulgated thereunder.

“Company Material Adverse Effect” means any change, development, circumstance, effect, event or fact that has had, or would reasonably be expected to have material adverse effect on (a) the business, liabilities results of operations or financial condition of MGEX and MGEX Holdings, taken as a whole, or (b) the ability of MGEX or MGEX Holdings to consummate the Merger in accordance with the terms of this Agreement prior to the Termination Date; provided, however, that the following shall not be considered in determining whether a Company Material Adverse Effect has occurred: (i) any change or development in economic, business or commodities exchange conditions generally; (ii) any change or development to the extent resulting from the execution or announcement of this Agreement or the transactions contemplated hereby; (iii) any action or omission by MGEX or MGEX Holdings that is expressly required by this Agreement; (iv) the announcement, commencement or continuation of any war or armed hostilities or the occurrence of any act or acts of terrorism in the United States; or (v) any effect arising from or relating to any change in GAAP or any change in applicable laws, rules or regulations or the interpretation thereof, except, in the cases of clauses (i), (iv) and (v), solely to the extent that such change or development affects MGEX and MGEX Holdings, taken as a whole, in a materially disproportionate manner relative to other commodities exchanges operating in the United States.

“Contract” means, with respect to any Person, any agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation to which such Person or any of its subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

“Data Protection Laws” means all applicable laws pertaining to data protection, data privacy, data security, data breach notification and cross-border data transfer.

“Data Protection Requirements” means all applicable (i) Data Protection Laws, (ii) Privacy Policies, (iii) terms of any agreements relating to MGEX’s collection, use, storage, disclosure or cross-border transfer of Personal Data, and (iv) industry standards and/or codes of conduct to which MGEX is a party that govern MGEX’s collection, use, storage, disclosure or cross-border transfer of Personal Data.

“Data Room” means the virtual data room of MGEX that has been made available to Acquiror and its Representatives.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by MGEX, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means any applicable Law relating to (i) the protection of the natural environment, including natural resources, (ii) the protection of human health and safety as it pertains to exposure to Hazardous Materials, (iii) the manufacture, registration, distribution, formulation, packaging or labeling of Hazardous Materials or products containing Hazardous Materials, or (iv) the handling, use, presence, generation, treatment, storage, disposal, Release or threatened Release of or exposure to any Hazardous Material.

“Environmental Permit” means any federal, state, or local permit, license, authorization, approval or consent required or issued by any Governmental Entity under or in connection with any applicable Environmental Laws, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

“ERISA Affiliate” means any entity, trade or business, whether or not incorporated, that, together with MGEX, at the relevant time would be deemed a “single employer” within the meaning of section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code and any regulations and official guidance promulgated thereunder.

“Exchange Agent Agreement” means that certain Exchange Agent Agreement to be entered into by Acquiror, MGEX, and the Exchange Agent prior to Closing in form and substance reasonably acceptable to MGEX and Acquiror.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates and, in the case of MGEX, all Change in Control Bonuses) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Material” means any means any substance, material, or waste which is regulated or could give rise to liability under any Environmental Law, including any (a) asbestos or asbestos-containing materials, (b) petroleum or petroleum-containing materials, (c) radioactive materials, (d) harmful biological agents, including mold present at levels or in conditions that causes adverse health effects, (e) polychlorinated biphenyls or materials containing same, (f) lead-based paint, (g) urea formaldehyde insulation, (h) per- and polyfluoroalkyl substances, and (i) any material, substance, or waste which is defined as a “hazardous waste,” “hazardous material,” “regulated substance,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” or “toxic substance” under any Environmental Law.

“Indebtedness” means, without duplication and together with all unpaid interest, fees, premiums, penalties and other expenses or liabilities in respect thereof or due upon termination or repayment thereof, any obligations of a party (a) to third parties for borrowed money or the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice), (b) evidenced by any note, bond, debenture or other debt security, (c) under outstanding letters of credit or similar credit transactions, (d) under any currency or interest swap, hedge or similar protection device, and (e) under any guarantee obligation regarding borrowed money.

“Intellectual Property” means all inventions (whether patentable or not), discoveries, patents, patent applications, registered and unregistered trademarks and service marks and all goodwill associated therewith and symbolized thereby, trademark applications and service mark applications, Internet domain names, registered and unregistered copyrights (including databases and other compilations of information), rights of publicity and moral rights, confidential information, know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, methodologies, techniques, plans and projections, designs, customer lists and supplier lists, computer software programs, and all other intellectual property and proprietary rights in any jurisdiction, whether registered or unregistered.

“Maximum Aggregate Cash Consideration” means an amount equal to (i) $21,500,000 minus (ii) the product of the Per Share Cash Consideration times the number of MGEX Memberships with respect to which appraisal rights are exercised in the Demutualization Merger.

“Net Working Capital” means, as of any date of determination in accordance with Exhibit D, (i) the current assets of MGEX less (ii) the current liabilities of MGEX, in each case, calculated as of 11:59 p.m. central time on the date immediately preceding the Closing Date; it being understood that Net Working Capital shall exclude the following amounts (a) amounts included in Indebtedness solely relating to Expenses of MGEX up until the Expense Cap, (b) security deposits, (c) capital reserves required by the CFTC, the Commodity Exchange Act or any rules promulgated thereunder, (d) amounts designated as “restricted cash” or “investment restricted” assets on the balance sheet of MGEX, (e) other segregated cash and investments of MGEX evidenced by MGEX ledger account numbers [1056-00-00 and 1490-00-00], (f) any portion of PPP Loan balance included in current liabilities and (g) any amount otherwise included under this Agreement as an Expense of MGEX up until the Expense Cap.

“Non-Accredited Investor” means any holder of MGEX Memberships and/or shares of MGEX Holdings Common Stock who is not an Accredited Investor.

“Open Source Software” means any software that is licensed pursuant to any license under which software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms, including any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative (www.opensource.org/) or any similar license or distribution model.

“Option” means the option to acquire 99 MGEX Memberships held by Acquiror in accordance with that certain Reciprocal Option Agreement dated as of October 1, 2019 by and between MGEX and Acquiror, as amended.

“Organizational Documents” means (a) with respect to MGEX, its certificate of incorporation, its bylaws and the Rule Book of MGEX, and (b) with respect to any other Person that is not a natural person, (i) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (iv) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of any such Person; and (vi) any amendment to any of the foregoing.

“Per Share Accredited Cash Portion” means an amount of cash equal to (a) the difference between the Maximum Aggregate Cash Consideration and the aggregate amount of Per Share Cash Consideration payable to all Non-Accredited Investors, divided by (b) the aggregate number of shares of MGEX Holdings Common Stock that are issued and outstanding immediately prior to the Effective Time that are held by Accredited Investors who timely elected the Cash/Stock Election in accordance herewith; provided, that, in no event shall the Per Share Accredited Cash Portion exceed 20% of the Per Share Cash Consideration.

“Per Share Cash Consideration” means an amount in cash equal to $275,000.00.

“Per Share Merger Consideration” means, (i) in the case of an Accredited Investor who has made a Cash/Stock Election, the Per Share Mixed Consideration, (ii) in the case of an Accredited Investor who has made a Stock Election or has not made any election as contemplated herein, the Per Share Stock Consideration, or (iii) in the case of a Non-Accredited Investor or Member who has submitted a Letter of Instruction after the Election Deadline, the Per Share Cash Consideration.

“Per Share Mixed Consideration” means (a) the Per Share Accredited Cash Portion, plus (b) a number of shares of Acquiror Common Stock equal to (i) the difference between the Per Share Cash Consideration less Per Share Accredited Cash Portion, divided by (ii) the Acquiror Share Price, with the number of shares of Acquiror Common Stock rounded up to the nearest whole number.

“Per Share Stock Consideration” means 37,932 shares of Acquiror Common Stock, which represents the quotient of $275,000 divided by $7.25, rounded up to nearest whole number.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” has the same meaning as the term “personal data,” “personal information” or the equivalent under the applicable Data Protection Requirement.

“Post-Closing Exchange” means a commodities exchange upon which all listed contracts offered by MGEX immediately prior to the Closing Date including but not limited to HRSW Contracts may be traded, all under the terms and conditions of the Post-Closing Rules.

“Post-Closing Rules” means the rules and regulations for the governance of trading activity on the Post-Closing Exchange during the Post-Closing Trading Period in form and substance to be mutually agreed by Acquiror and MGEX prior to the Closing Date; provided, however, subject to the requirements of Section 5.15(a) and Section 5.15(b), after the Effective Time, Acquiror and MGEX shall be permitted to amend the Post-Closing Rules in their sole discretion.

“PPP Loan” means that certain U.S. Bank SBA Payroll Protection Loan dated April 23, 2020, between U.S. Bank National Association and MGEX.

“Privacy Policies” means all published, posted, and written internal policies and procedures relating to MGEX’s collection, use, storage, disclosure, or cross-border transfer of Personal Data.

“Release” means any actual or threatened releasing, disposing, discharging, injecting, placing, spilling, leaking, pumping, dumping, emitting, escaping, emptying or migration into or through the Environment, including the movement of Hazardous Materials through or in the Environment or property.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Subsidiary” means, with respect to any party, a Person of which at least a majority of the securities or ownership interests thereof having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries.

“Superior Proposal” means, with respect to MGEX, a bona fide written Acquisition Proposal obtained not in breach of Section 5.2 for or in respect of all of the outstanding voting power of and economic interest in the MGEX Memberships (or following the Demutualization, shares of MGEX Holdings Common Stock) or all of the assets of MGEX (or following the Demutualization, MGEX Holdings), on terms that the board of directors of MGEX in good faith concludes (following receipt of the advice of its financial advisors and outside legal counsel), (x) would be, if consummated, more favorable from a financial point of view to the Members of MGEX than the Merger and the transactions contemplated hereby, taking into account, among other things, all legal, financial, regulatory, structural and other aspects of the Acquisition Proposal and this Agreement, and taking into account any improved terms that Acquiror has offered pursuant to Sections 5.5 or 7.4(a) deemed relevant by the board of directors of MGEX, and is reasonably likely to be consummated on the terms so proposed, taking into account all relevant financial, regulatory, legal and other aspects of the Acquisition Proposal.

“Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) includes (i) all U.S. federal, state, local and foreign income, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, accumulated earnings, payroll, sales, employment, unemployment, disability, use, personal or real property, withholding, excise, production, value added, and occupancy taxes or assessments, actual or estimated, any amount owed in respect of any law relating to unclaimed property or escheat and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (ii) any liability for or in respect of any amounts described in clause (i) as a transferee or successor, or as a result of having filed any Tax Return on a combined, consolidated, unitary, affiliated or similar basis with any other Person.

“Tax Authority” includes any Governmental Entity responsible for the assessment, collection or enforcement of Laws relating to Taxes (including the IRS and any similar state or local revenue agency).

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) and any other document filed or required to be filed with a Tax Authority relating to Taxes.

“Total Acquiror Stock Consideration” means the aggregate number of shares of Acquiror Common Stock issuable to Accredited Investors in the Merger.

“Total Cash Consideration” means the aggregate amount of cash payable to Stockholders in the Merger not to exceed the Maximum Aggregate Cash Consideration.

“Total Merger Consideration” means an amount equal to the sum of (i) the Total Cash Consideration and (ii) the product of the Total Acquiror Stock Consideration times the Acquiror Share Price.

8.2        Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Acquiror	Preamble
Acquiror 2018 Audited Financial Statements	Section 4.4
Acquiror 2019 Audited Financial Statements	Section 5.22
Acquiror Audited Financial Statements	Section 4.4
Acquiror Disclosure Schedules	Article IV
Acquiror Financial Statements	Section 4.4
Acquiror Interim Financial Statements	Section 4.4
Acquiror Termination Fee	Section 7.5(a)(i)
Acquiror Transaction Expenses	Section 7.5(b)(i)
Affected Employees	Section 5.9(a)
Alternative Transaction No. 1	Section 7.5(a)(iii)
Agreement	Preamble
Antitrust Division	Section 5.6(a)
Antitrust Laws	Section 5.6(a)
Appraisal Rights Provisions	Section 5.5
Audited Financial Statements	Section 3.7(a)
Bankruptcy and Equity Exception	Section 3.4(a)
Benefit Continuation Period	Section 5.9(a)
Benefit Plans	Section 5.11(a)
Bylaws	Section 1.4(b)
Cash/Stock Election	Section 2.3(b)(i)
Certificate of Merger	Section 1.3(a)
Certification	Section 2.3(b)(i)
CFTC	Section 3.5
Change in Control Bonuses	Section 3.11(m)
Change in MGEX Recommendation	Section 5.2(c)(i)
Charter	Section 1.4(a)
Clearing Member	Section 3.16
Closing	Section 1.2
Closing Consideration Schedule	Section 2.7
Closing Date	Section 1.2
Closing Statement	Section 2.5(a)
Code	Recitals
Computer Systems	Section 3.19
Confidentiality Agreement	Section 9.7
Consents	Section 5.6(a)
Demutualization	Recitals
Demutualization Plan	Section 5.18
DGCL	Recitals
DLLCA	Recitals
Effective Time	Section 1.3(b)
Election Deadline	Section 2.3(b)(iv)
Election Period	Section 2.3(b)(iii)
Employees	Section 3.11(a)
ERISA	Section 3.11(a)
Exchange	Recitals
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(a)
Financial Statements	Section 3.7(a)
FTC	Section 5.6(a)
Governmental Entity	Section 3.6
HRSW Committee	Section 5.15(b)
HRSW Contract	Recitals
HSR Act	Section 3.5
Improvements	Section 3.18(e)(i)
Intellectual Property Contracts	Section 3.15(a)
Interim Financial Statements	Section 3.7(a)
Laws	Section 3.5
Leased Real Property	Section 3.18(b)
Leases	Section 3.18(a)(ii)
Letter of Instruction	Section 2.3(b)(ii)
LLC Conversion	Recitals
Material Contracts	Section 3.17(a)(xiii)
Member Approval	Section 3.4(a)
Member Approval Date	Section 5.5
Members	Recitals
Merger	Recitals
Mergers	Recitals
Merger Sub	Preamble
Merger Sub 2	Preamble
MGEX	Preamble
MGEX 401(k) Plan	Section 5.9(a)
MGEX Disclosure Schedule	Article III
MGEX Holdings	Preamble
MGEX Holdings Common Stock	Recitals
MGEX Intellectual Property	Section 3.15(a)
MGEX Lease	Section 3.18(b)
MGEX Member Meeting	Section 5.3(a)
MGEX Memberships	Recitals
MGEX Merger	Recitals
MGEX Merger Sub	Preamble
MGEX Transaction Expenses	Section 7.5(c)
Order	Section 6.1(f)
Outside Date	Section 7.2(a)
Owned Real Property	Section 3.18(a)
Permits	Section 3.9(b)
Post-Closing Trading Period	Section 5.15(a)
Proxy Statement	Section 5.3(a)
Real Property	Section 3.18(b)
Representatives	Section 5.2(a)
Requisite Regulatory Approvals	Section 6.1(e)
Service Contracts	Section 3.18(o)
Stock Election	Section 2.3(b)(i)
Stockholder	Recitals
Stockholder Approval	Section 3.4(a)
Straddle Period	Section 5.16(a)
Subsequent Alternative Transaction	Section 7.5(a)(iii)
Subsequent Certificate of Merger	Section 1.3(a)
Subsequent Effective Time	Section 1.3(b)
Subsequent Merger	Recitals
Survey	Section 2.5
Surviving Company	Recitals
Surviving Corporation	Recitals
Tax Credits	Section 3.12(m)
Tenant	Section 3.18(a)(ii)
Termination Date	Section 7.2(a)
Title Commitment	Section 2.5
Title Company	Section 2.5
Title Deliverables	Section 2.5
Title Objection	Section 2.5
Title Objection Notice	Section 2.5
Trading Permit	Recitals
Trading Permit Holders	Section 3.3
U.S. Sanctions	Section 3.21
Waived 280G Benefits	Section 5.10
WARN Act	Section 3.13(g)

ARTICLE IX
Miscellaneous and General

9.1        Survival. This ARTICLE IX and the agreements of the parties contained in ARTICLE I, ARTICLE II and Sections 5.9, 5.13, 5.15, 5.16 and 5.20, shall survive the consummation of the Merger. This ARTICLE IX, the agreements of Acquiror and MGEX contained in Section 5.12, Section 7.5 and the Confidentiality Agreement shall survive the termination of this Agreement. No other representations, warranties, covenants and agreements in this Agreement shall survive the consummation of the Merger or the termination of this Agreement.

9.2            Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented (a) only by a written instrument executed and delivered by Acquiror, Merger Sub and MGEX (or following the Demutualization, MGEX Holdings), (b) by action taken or authorized by their respective boards of directors, and (c) before or after receipt of the Member Approval, but, after receipt of the Member Approval, no amendment shall be made which by Law requires further approval by such Members or Members without such further approval.

9.3            Waiver. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No purported waiver of any provision of this Agreement shall be binding upon any of the parties to this Agreement unless such party has duly executed and delivered to the other parties a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement; provided, that, after the Closing, any waiver of any provision of this Agreement by MGEX and/or MGEX Holdings may be waived by the Chief Executive Officer of MGEX on behalf of MGEX and/or MGEX Holdings, as applicable.

9.4            Counterparts. This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5            Governing Law and Venue; Waiver of Jury Trial.

(a)            THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal Courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal Court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6            Notices. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail with a copy sent by another means specified herein; the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. Federal Express); and five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

(a)	If to Acquiror, to:	Miami International Holdings, Inc.
7 Roszel Road, Suite 1A
Princeton, NJ 08540
Barbara J. Comly, EVP and General Counsel
Phone: 609-897-7315
Email: bcomly@miami-holdings.com

with copies (which shall not constitute notice) to:

Gallagher, Briody & Butler
116 Village Blvd., Suite 310
Princeton, NJ 08540
		Attn.:	Jonathan M. Grischuk
		Phone:	609-452-6000
		Email:	jgrischuk@gbblawyers.com

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
		Attn:	James R. Burns
Laura L. Delanoy
		Phone:	202-303 1241
212-728-8662
		E-Mail:	jburns@willkie.com
ldelanoy@willkie.com

(b)	If to MGEX, to:	Minneapolis Grain Exchange, Inc.
111 Grain Exchange Building
400 South 4th Street
Minneapolis, MN 55415
		Attn.:	Mark G. Bagan, CEO & President
		Phone:	612-321-7166
		Email:	mbagan@mgex.com

with copies (which shall not constitute notice) to:

DLA Piper LLP
80 South Eighth Street
Suite 2800
Minneapolis, MN 55402-2103
		Attn.:	Peter Ekberg
		Phone:	612-524-3010
		Email:	peter.ekberg@us.dlapiper.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7            Entire Agreement. This Agreement (including any exhibits hereto), the MGEX Disclosure Schedule, the Acquiror Disclosure Schedule and the Confidentiality and Non-Disclosure Agreement, dated January 21, 2018, between Acquiror and MGEX (the “Confidentiality Agreement”), as amended hereby, constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8            No Third-Party Beneficiaries. Except as provided in Sections 5.13, 5.15(a), 5.15(b) and 5.15(e), this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.

9.9            Transfer Taxes. Except as otherwise provided in Section 5.12 all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the party upon which such Taxes are imposed.

9.10          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11          Interpretation: Construction.

(a)            The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “knowledge of Acquiror” shall be deemed to mean the actual knowledge of the individuals set forth on Exhibit E following reasonable and due inquiry of those employees of Acquiror whom such individuals reasonably believe would have actual knowledge of such matter. The term “knowledge of MGEX” shall be deemed to mean the actual knowledge of the individuals set forth on Exhibit F following reasonable and due inquiry of those employees of MGEX whom such individuals reasonably believe would have actual knowledge of such matter. The term “MGEX” includes any entity that is treated as a predecessor or successor of MGEX.

(b)            The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.12          Assignment. This Agreement shall not be assignable by operation of Law or otherwise, except with the prior written consent of the other parties hereto. Any purported assignment in violation of this Agreement shall be void.

9.13          Enforcement. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that prior to a valid termination of this Agreement in accordance with ARTICLE VII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page is intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MIAMI INTERNATIONAL HOLDINGS, INC.

By:	/s/ Thomas P. Gallagher
Thomas P. Gallagher
Chairman & Chief Executive Officer

M 401 CORPORATION

By:	/s/ Thomas P. Gallagher
Thomas P. Gallagher
Chairman & Chief Executive Officer

M 402 HOLDINGS, LLC

By:	/s/ Thomas P. Gallagher
Thomas P. Gallagher
Chairman & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

MINNEAPOLIS GRAIN EXCHANGE, INC.

By:	/s/ Mark G. Bagan
Mark G. Bagan
Chief Executive Officer & President

MGEX HOLDINGS, INC.

By:	/s/ Mark G. Bagan
Mark G. Bagan
Chief Executive Officer & President

MGEX BOCA, INC.

By:	/s/ Mark G. Bagan
Mark G. Bagan
Chief Executive Officer & President

[Signature Page to Agreement and Plan of Merger]

LIST OF EXHIBITS AND SCHEDULES TO

AGREEMENT AND PLAN OF MERGER

The following list of exhibits and schedules is provided pursuant to Item 601(a)(5) of Regulation S-K. These exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of the exhibits and schedules to the Securities and Exchange Commission upon request.

Exhibits

Exhibit A-1 – Certificate of Merger

Exhibit A-2 – Subsequent Certificate of Merger

Exhibit B-1 – MGEX Holdings Bylaws

Exhibit B-2 – Merger Sub 2 Bylaws

Exhibit C - Demutualization Plan

Exhibit D - Net Working Capital

Exhibit E - Knowledge Of Acquiror

Exhibit F - Knowledge Of MGEX

Schedules

Schedule 3.2(a) – Members and MGEX Memberships

Schedule 3.2(c) – Stockholders and Common Stock

Schedule 3.2(e) – Preemptive and Other Rights

Schedule 3.7(c) – Liabilities

Schedule 3.9(a) – Governmental Entity Investigation and Review

Schedule 3.9(b) – Permits

Schedule 3.11(a) – Benefit Plans

Schedule 3.11(i) – Section 280G

Schedule 3.11(j) – Additional Payments

Schedule 3.14 – Insurance

Schedule 3.15(a)(1) – MGEX Owned Intellectual Property

Schedule 3.15(a)(2) – Non-MGEX Owned Intellectual Property

Schedule 3.15(a)(3) – License Agreements

Schedule 3.17(a) – Material Contracts

Schedule 3.17(b) – Copies of Material Contracts

Schedule 3.17(b)(ii) – Material Contract Restrictions

Schedule 3.18(a) – Owned Real Property

Schedule 3.18(a)(i) – Title to Owned Real Property

Schedule 3.18(a)(ii) – Leases

Schedule 3.18(b) – Leased Real Property

Schedule 3.18(c) – Fee Arrangements

Schedule 3.18(e) – Improvements

Schedule 3.18(g) – Utility Systems and Services

Schedule 3.18(k) – Owned Real Property Preferential Rights

Schedule 3.18(n) – Personal Property

Schedule 3.20 – Environmental Matters

Schedule 5.1 – MGEX Interim Operations

Schedule 5.1(b)(vii) – MGEX Interim Operations – Employment Matters

Schedule 5.1(b)(xx) – MGEX Interim Operations – Contracts

Schedule 5.9(a)(i) – Continued Employment – Exceptions

Schedule 5.9(a)(ii) – Affected Employee Severance